Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

COMMUNITY BANK SYSTEM, INC.

AND

MERCHANTS BANCSHARES, INC.

Dated as of October 22, 2016

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Section 7.9	Governing Law; Jurisdiction	81
Section 7.10	Counterparts	81
Section 7.11	Captions	82
Section 7.12	Interpretations	82
Section 7.13	Severability	82
Section 7.14	Waiver of Jury Trial	82
Section 7.15	Specific Performance	82

LIST OF EXHIBITS

Exhibit	Description
A	Form of Bank Merger Agreement
B	Stockholder Support Agreement Signatories
C	Form of Stockholder Support Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 22, 2016, by and between Community Bank System, Inc., a Delaware corporation (“Community”), and Merchants Bancshares, Inc., a Delaware corporation (“Merchants”).

Recitals

WHEREAS, Community is a bank holding company, the principal banking Subsidiary of which is Community Bank, N.A., a national banking association (“Community Bank”);

WHEREAS, Merchants is a bank holding company, the principal banking Subsidiary of which is Merchants Bank, a Vermont-based commercial bank (“Merchants Bank”);

WHEREAS, the Boards of Directors of Community and Merchants have approved this Agreement and the transactions described herein in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and have declared the same advisable and in the best interests of Community and Merchants, respectively, and their respective stockholders;

WHEREAS, this Agreement provides for the acquisition of Merchants by Community pursuant to the merger of Merchants with and into Community (the “Merger”).  Following the consummation of the Merger, Merchants Bank shall merge (the “Bank Merger”) with and into Community Bank, with Community Bank continuing as the surviving bank, pursuant to the terms of the Agreement and Plan of Merger between Community Bank and Merchants Bank attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Community’s willingness to enter into this Agreement, each of the individuals listed on Exhibit B attached hereto who holds shares of Merchants Common Stock has executed and delivered to Community an agreement in substantially the form of Exhibit C attached hereto (each a “Stockholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Stockholder Support Agreement, to vote the shares of Merchants Common Stock held of record by such Persons or as to which they otherwise have beneficial ownership to adopt this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

Section 1.1                                    Merger.  Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.4 herein), Merchants shall be merged with and into Community.  Community shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Merchants shall thereupon cease.  Community shall continue to be governed by the Laws of the State of Delaware, and the separate corporate existence of Community with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 1.2                                    Bank Merger.  Prior to the Effective Time, Community and Merchants shall cause Community Bank and Merchants Bank, respectively, to execute the Bank Merger Agreement.  Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, Merchants Bank shall be merged with and into Community Bank in accordance with the provisions of 12 U.S.C. Section 215a-1 and with the effect provided in 12 U.S.C. Section 215a-1.  Community Bank shall be the surviving bank resulting from the Bank Merger and the separate existence of Merchants Bank shall thereupon cease.  Community Bank shall continue to be governed by the Laws of the United States, and the separate existence of Community Bank with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger.  Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Community in its sole discretion.

Section 1.3                                    Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, New York 10281, on a date which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 5 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Community and Merchants (the date on which the Closing occurs, the “Closing Date”).

Section 1.4                                    Effective Time.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) as provided in Section 251 of the DGCL.  The Merger shall become effective as of the date and time that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such later time as is agreed upon by Community and Merchants and specified in the Certificate of Merger (such date and time when the Merger becomes effective, the “Effective Time”).

Section 1.5                                    Organizational Documents of Surviving Corporation; Directors and Officers.  (a) The Organizational Documents of Community in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

(b)                                 The directors of Community immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time; provided, however, that effective immediately after the Effective Time, Community shall expand the size of its Board of Directors, and shall cause Community Bank to expand the size of its Board of Directors, by two (2) seats and appoint two (2) directors of Merchants who would each qualify as an “Independent Outside Director” of Community under ISS Guidelines and who meet all legal and regulatory requirements for serving on the Board of Directors of Community Bank, in each case as mutually agreed upon by Community and Merchants (the “Merchants Director Designees”) to serve on the Board of Directors of each of the Surviving Corporation and Community Bank.  The Merchants Director Designees shall be appointed to the Board of Directors of the Surviving Corporation such that (x) one (1) Merchants Director Designee is appointed to the class of directors of the Surviving Corporation with terms expiring at the second annual meeting of stockholders occurring after the Effective Time and (y) one (1) Merchants Director Designee is appointed to the class of directors of the Surviving Corporation with terms expiring at the third annual meeting of stockholders occurring after the Effective Time.  The officers of Community immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

Section 1.6                                    Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

Section 1.7                                    Structure Change.  Community may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of Merchants with a wholly-owned Subsidiary of Community) if and to the extent requested by Community, and Merchants agrees to enter into such amendments to this Agreement as Community may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Merchants’ stockholders or prevent the rendering of the opinions contemplated in Sections 5.2(d) and 5.3(d), (c) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed or (d) require submission to or approval of the Merchants stockholders after the plan of merger set forth herein has been adopted by the Merchants stockholders.

ARTICLE 2

TREATMENT OF SECURITIES

Section 2.1                                    Treatment of Common Stock.  (a)  Treatment of Merchants Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Merchants or of Community, subject to Section 2.1(c) and any applicable withholding Tax, each share of Merchants Common Stock issued and outstanding immediately prior to the Effective Time (other than Merchants Shares to be cancelled in accordance with Section 2.1(b), Merchants Restricted Shares and other than any Proposed Dissenting Shares) shall be automatically converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in this Article 2 (including the proration procedures in Section 2.2(c)) and subject to potential adjustment as provided in Section 6.1(h), the following consideration (collectively, the “Merger Consideration”), in each case without interest: (i) the combination (such election, a “Mixed Election”) of (A) $12.00 in cash (the “Mixed Cash Consideration”) and (B) 0.6741 validly issued, fully paid and non-assessable Community Shares (the “Mixed Stock Consideration” and, together with the Mixed Cash Consideration, the “Mixed Election Consideration”); (ii) (such election, a “Cash Election”) $40.00 in cash (the “Cash Election Consideration”); or (iii) (such election, a “Stock Election”) 0.9630 validly issued, fully paid and nonassessable Community Shares (such number of Community Shares, the “Stock Election Consideration”), without interest.  From and after the Effective Time, all such Merchants Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Merchants Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Merchants Shares in accordance with Section 2.2(c) or Section 2.3(b) or in accordance with Section 2.5, as applicable, including the right to receive, pursuant to Section 2.7, cash in lieu of fractional shares of Community Common Stock, if any, into which such Merchants Shares have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.3(f).

(b)                                 Cancellation of Merchants Common Stock.  At the Effective Time, all Merchants Shares owned by any of the Parties or by any of their respective Subsidiaries (other than any such shares owned in a fiduciary capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                                  Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Merchants Common Stock or Community Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Merchants Common Stock or Community Common Stock outstanding after the date hereof and prior to the Effective Time.

(d)                                 Community Common Stock.  At and after the Effective Time, each share of Community Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Community Common Stock and shall not be affected by the Merger.

Section 2.2                                    Election and Proration Procedures.  (a)  An election form in such form as Community shall reasonably specify and as shall be reasonably acceptable to Merchants (the “Election Form”) shall be mailed on a date to be mutually agreed by the Parties that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Closing Date or on such other date as the Parties shall mutually agree (the “Mailing Date”) to each holder of record of Merchants Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the “Election Form Record Date”).

(b)                                 Community shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Merchants Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and Merchants shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(c)                                  Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (x) the number of shares of such holder’s Merchants Common Stock with respect to which such holder makes a Mixed Election (each such share, a “Mixed Election Share”), (y) the number of shares of such holder’s Merchants Common Stock with respect to which such holder makes a Cash Election (each such share, a “Cash Election Share”), and (z) the number of shares of such holder’s Merchants Common Stock with respect to which such holder makes a Stock Election (each such share, a “Stock Election Share”).  Any Merchants Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any Merchants Certificates or Book-Entry Shares to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related Merchants Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, on or before 5:00 p.m., Eastern Time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as the Parties shall agree) (the “Election Deadline”) (other than Merchants Shares to be cancelled in accordance with Section 2.1(b), Merchants Restricted Shares and Proposed Dissenting Shares) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Mixed Election with respect to such No Election Shares.  The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.  Not later than ten (10) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as is reasonably practicable, Community shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(i)                                     If the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, (1) the numerator of which shall be the Available Cash Election Amount and (2) the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (B) a number of validly issued, fully paid and nonassessable Community Shares equal to the product of the Stock Election Consideration multiplied by a fraction equal to one (1) minus the Cash Fraction.

(ii)                                  If the Available Cash Election Amount is greater than the Cash Election Amount, then each Stock Election Share shall, instead of being converted into the right to receive the Stock Election Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Shares, and (B) a number of validly issued, fully paid and nonassessable Community Shares equal to the product of the Stock Election Consideration multiplied by a fraction, the numerator of which shall be the difference between (I) the Cash Election Consideration minus (II) the amount calculated in clause (A) of this paragraph, and the denominator of which shall be the Cash Election Consideration.

(d)                                 Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any Merchants Certificates or Book-Entry Shares to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related Merchants Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, by the Election Deadline.  Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline.  In the event an Election Form is revoked prior to the Election Deadline, the shares of Merchants Common Stock represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Merchants Common Stock prior to the Election Deadline.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  None of Community, Merchants, or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 2.3                                    Payment for Securities; Surrender of Merchants Certificates.

(a)                                 Exchange Fund.  Prior to the Effective Time, Community shall designate a bank or trust company reasonably acceptable to Merchants to act as the exchange agent in connection with the Merger (the “Exchange Agent”).  The Exchange Agent shall also act as the agent for Merchants’ stockholders (other than with respect to Merchants Restricted Shares) for the purpose of receiving and holding their Election Forms and Merchants Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or prior to the Closing, Community shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Community Common Stock issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Community Common Stock portion of the Merger Consideration

(excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 2.3(f) (such evidence of book-entry shares of Community Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Merchants Common Stock.  In the event the Exchange Fund shall be insufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 2.3(f), Community shall promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment.  Community shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on shares of Community Common Stock (other than with respect to Merchants Restricted Shares) in accordance with Section 2.3(f) out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Community; provided, however, that (x) no such investment or loss thereon shall affect the amounts payable to holders of Merchants Certificates or Book-Entry Shares pursuant to this Article 2 and (y) no such investment shall have maturities that would reasonably be expected to prevent or delay payments to be made pursuant to this Agreement.  Any interest and other income resulting from such investments shall be paid to Community on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.

(b)                                 Procedures for Surrender.  Promptly (but no more than five (5) Business Days) after the Effective Time, Community shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Merchants Shares (the “Merchants Certificates”) or non-certificated Merchants Shares represented by book-entry (“Book-Entry Shares”) and whose Merchants Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration and who has not theretofore submitted its Merchants Certificates or Book-Entry Shares with an Election Form (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Merchants Certificates shall pass, only upon delivery of the Merchants Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Community may reasonably specify and (ii) instructions for effecting the surrender of the Merchants Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration into which such Merchants Shares have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of Community Common Stock in accordance with Section 2.3(f).  Upon surrender of a Merchants Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Community, together with such letter of transmittal or Election Form duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Merchants Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article 2, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.7, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Community Common Stock in accordance with Section 2.3(f) for each Merchants Share formerly represented by such Merchants Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) Business Days following the later to occur of (x) the completion of the prorations to the Merger Consideration as described in Section 2.2(c) and (y) the Exchange Agent’s receipt of such Merchants Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Merchants Certificate or Book-Entry Share so surrendered shall be forthwith cancelled.  The Exchange Agent shall accept such Merchants Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Merchants Certificate is registered, it shall be a condition precedent of payment that (A) the Merchants Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Merchants Certificate surrendered or shall have established to the satisfaction of Community that such Tax either has been paid or is not required to be paid.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  Until surrendered as contemplated by this Section 2.3, each Merchants Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article 2, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of Community Common Stock in accordance with Section 2.3(f), without interest thereon.

(c)                                  Transfer Books; No Further Ownership Rights in Merchants Shares.  At the Effective Time, the stock transfer books of Merchants shall be closed and thereafter there shall be no further registration of transfers of Merchants Shares on the records of Merchants.  From and after the Effective Time, the holders of Merchants Certificates or Book-Entry Shares (including, for the avoidance of doubt, Merchants Restricted Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Merchants Shares except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Merchants Certificates or Book-Entry Shares (including, for the avoidance of doubt, Merchants Restricted Shares) are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)                                 Termination of Exchange Fund; No Liability.  At any time following twelve (12) months after the Effective Time, Community shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Merchants Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Community (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of Community Common Stock in accordance with Section 2.3(f), payable upon due surrender of their Merchants Certificates or Book-Entry Shares and compliance with the procedures in Section 2.3(b), without any interest thereon.  Notwithstanding the foregoing, neither Community nor the Exchange Agent shall be liable to any holder of a Merchants Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)                                  Lost, Stolen or Destroyed Merchants Certificates.  In the event that any Merchants Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Merchants Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of Community Common Stock in accordance with Section 2.3(f).

(f)                                   Dividends or Distributions with Respect to Community Common Stock.  No dividends or other distributions with respect to Community Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Merchants Certificate or Book-Entry Share with respect to the shares of Community Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Community to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Merchants Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement.  Subject to applicable Laws, following surrender of any such Merchants Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Community Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Community Common Stock.

Section 2.4                                    Dissenters’ Rights.  (a)  Notwithstanding anything in this Agreement to the contrary, Merchants Shares issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Merchants Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall be converted into the right to receive payment of the fair value of such Merchants Shares in accordance with the Appraisal Rights (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Mixed Election Consideration.  “Proposed Dissenting Shares” means shares of Merchants Common Stock whose holders provide demands for appraisal to Merchants prior to the Merchants Stockholder Meeting and do not vote in favor of the adoption of this Agreement, in each case in accordance with the Appraisal Rights.

(b)                                 Merchants shall give prompt notice to Community of any demands received by Merchants for appraisal of any Merchants Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by Merchants relating to Appraisal Rights, and Community shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, Merchants shall not, without the prior written consent of Community, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.5                                    Treatment of Merchants Equity Awards.  (a)  As of the Effective Time, each option to purchase Merchants Common Stock granted under any Merchants Benefit Plan that is outstanding and unexercised immediately prior to the Effective Time (a “Merchants Stock Option”), whether or not then vested or exercisable, shall, automatically and without any action on behalf of the holder thereof, be cancelled and converted into a right of the former holder of such Merchants Stock Option to receive the applicable Merchants Stock Option Consideration.  For purposes of this Agreement, the “Merchants Stock Option Consideration” means, with respect to a Merchants Stock Option, an amount of cash, without interest, equal to the product of (x) the number of shares of Merchants Common Stock underlying such Merchants Stock Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration Value over the exercise price per share of such Merchants Stock Option.  “Per Share Merger Consideration Value” means (i) the Mixed Cash Consideration plus (ii) the value equal to the Mixed Stock Consideration multiplied by the Average Trading Price.

(b)                                 As of the Effective Time, notwithstanding anything to the contrary contained herein, each share of Merchants Common Stock subject to vesting or forfeiture restrictions and granted under any Merchants Benefit Plan that is outstanding immediately prior to the Effective Time (a “Merchants Restricted Share”), whether or not then vested, shall, automatically and without any action on behalf of the holder thereof, vest in full and the restrictions thereon shall lapse, and such Merchants Restricted Share shall be cancelled and converted into a right of the former holder of such Merchants Restricted Share to receive an amount of cash, without interest, equal to the Per Share Merger Consideration Value plus all dividends, if any, accrued but unpaid as of the Effective Time with respect to such Merchants Restricted Share.

(c)                                  Prior to the Effective Time, Merchants or its Board of Directors or a committee thereof, as applicable, shall pass resolutions and take any actions as are necessary to effectuate the provisions of this Section 2.5.

(d)           Subject to Section 2.6, promptly following the Effective Time but no later than thirty (30) days following the Effective Time, any amounts due to the former holders of Merchants Stock Options and Merchants Restricted Shares pursuant to this Section 2.5 shall be paid through the payroll system of the Surviving Corporation or one of its Subsidiaries; provided, however, that, to the extent any such amounts constitute nonqualified deferred compensation subject to Section 409A of the Code, such amounts shall be paid at the earliest time permitted under the terms of the applicable plan that will not trigger a Tax or penalty under Section 409A of the Code.

Section 2.6            Withholding.  Community shall be entitled to deduct and withhold, or cause the Exchange Agent or the Surviving Corporation or any of its Subsidiaries to deduct and withhold, from the consideration otherwise payable to a holder of Merchants Common Stock, Merchants Stock Options or Merchants Restricted Shares pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law.  To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Merchants Common Stock, Merchants Stock Options or Merchants Restricted Shares in respect of which such deduction and withholding was made.

Section 2.7            Fractional Shares.  No certificate or scrip representing fractional shares of Community Common Stock shall be issued upon the surrender for exchange of Merchants Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Community.  Notwithstanding any other provision of this Agreement, each holder of shares of Merchants Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Community Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Community Common Stock multiplied by the Average Trading Price (rounded to the nearest whole cent).

Section 2.8            Warrants.  (a)  As of the Effective Time, each outstanding Organizers’ Warrant shall become and be converted into a warrant to acquire, upon the payment of the Adjusted Organizers’ Warrant Exercise Price on or before the expiration date of the Organizers’ Warrants (which expiration date shall not be affected by the Merger), that number of shares of Community Common Stock determined by multiplying (i) the number of shares of Merchants Common Stock which may be acquired upon exercise of such Organizers’ Warrant immediately prior to the Effective Time by (ii) the Stock Election Consideration (the “Adjusted Organizers’ Warrant Share Number”), and each holder of an Organizers’ Warrant shall, upon surrender of the certificate for such Organizers’ Warrant to Community, receive in exchange therefor a new Warrant certificate issued by Community and reflecting the Adjusted Organizers’ Warrant Share Number and the Adjusted Organizers’ Warrant Exercise Price for such Organizers’ Warrant and containing all other terms as in the certificate for the Organizers’ Warrant so surrendered, with appropriate provision being made with respect to the rights and interests of such holder in accordance with the terms of the applicable Organizers’ Warrant (a “Replacement Organizers’ Warrant Certificate”).  For purposes of this Agreement, the term “Adjusted Organizers’ Warrant Exercise Price” means the adjusted per share exercise price of the Organizers’ Warrant determined by dividing the per share exercise price immediately prior to the Effective Time by the Stock Election Consideration.

(b)           As of the Effective Time, each outstanding 2013 Warrant shall become and be converted into the right to receive, upon election of the holder thereof, (i) the 2013 Warrant Cash Payment; or (ii) a Replacement 2013 Warrant Certificate with respect to such 2013 Warrant.  For the purposes of this Agreement:

(i)            “Adjusted 2013 Warrant Exercise Price” means, with respect to a 2013 Warrant, the adjusted per share exercise price of the 2013 Warrants determined by dividing the per share 2013 Warrant exercise price immediately prior to the Effective Time by the Stock Election Consideration;

(ii)           “Adjusted 2013 Warrant Share Number” means, with respect to a 2013 Warrant, that number of shares of Community Common Stock determined by multiplying (x) the number of shares of Merchants Common Stock which may be acquired upon the exercise of such 2013 Warrant immediately prior to the Effective Time by (y) the Stock Election Consideration;

(iii)          “2013 Warrant Cash Payment” means, with respect to a 2013 Warrant, a cash payment in cancellation of such 2013 Warrant equal to (x) the number of shares of Merchants Common Stock which may be acquired upon the exercise of such 2013 Warrant multiplied by (y) the excess, if any, of the Cash Election Consideration over the per share 2013 Warrant exercise price immediately prior to the Effective Time; and

(iv)          “Replacement 2013 Warrant Certificate” means, with respect to a 2013 Warrant, a replacement warrant certificate issued by Community and representing the right to acquire prior to the 2013 Warrant expiration date (which expiration date shall not be affected by the Merger) that number of shares of Community Common Stock equal to the Adjusted 2013 Warrant Share Number, at a price per share equal to the Adjusted 2013 Warrant Exercise Price, and containing all other terms as in the certificate for the 2013 Warrant so surrendered, with appropriate provision being made with respect to the rights and interests of the holder thereof in accordance with the terms of the 2013 Warrant.

(c)           Community and Merchants will cooperate in providing all notices and communications to the holders of Merchants Warrants, and in taking all necessary or appropriate actions to facilitate the exercise of the election referred to in Section 2.8(b) prior to the Effective Time, and the adjustments and issuance of replacement certificates referenced in Sections 2.8(a) and (b).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1            Disclosure Letters.  Concurrently with the execution and delivery of this Agreement, Merchants has delivered to Community and Community has delivered to Merchants a letter (the “Merchants Disclosure Letter” and the “Community Disclosure Letter,”

respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Merchants’ or Community’s, respectively, representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Merchants Disclosure Letter or the Community Disclosure Letter as an exception to any representation or warranty of Merchants or Community, respectively, if its absence would not result in the related representation or warranty being deemed untrue or incorrect, and (b) the mere inclusion of an item in the Merchants Disclosure Letter or the Community Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Merchants or Community, respectively, that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on Merchants or Community, respectively.  Any disclosures made with respect to a subsection of Section 3.2 or Section 3.3 shall be deemed to qualify any other subsections of Section 3.2 or Section 3.3, respectively, specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections.

Section 3.2            Representations and Warranties of Merchants.  Subject to and giving effect to Section 3.1 and except as (i) set forth in the Merchants Disclosure Letter or (ii) disclosed in any of Merchants’ SEC Reports filed with or furnished to the SEC on or after December 31, 2015 and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature), Merchants hereby represents and warrants to Community as follows:

(a)           Organization, Standing, and Power.  Each Subsidiary of Merchants is listed in Section 3.2(a) of the Merchants Disclosure Letter.  Merchants and each of its Subsidiaries (i) are duly organized, validly existing, and (as to corporations) are in good standing under the Laws of the jurisdiction of their respective organization, (ii) have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted, and (iii) are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed, except in the case of this clause (iii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merchants.  Merchants is registered with the Federal Reserve Board as a bank holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such.  Merchants Bank is a nonmember bank chartered in the State of Vermont.  Merchants Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due.  No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Merchants, threatened.

(b)           Authority; No Breach of Agreement.  (i)  Merchants has the corporate power and authority necessary to execute, deliver, and perform its obligations under this

Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Merchants’ duly constituted Board of Directors), subject only to the Merchants Stockholder Approval.  This Agreement has been duly executed and delivered by Merchants and, assuming due authorization, execution, and delivery of this Agreement by Community, this Agreement represents a legal, valid and binding obligation of Merchants enforceable against Merchants in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (B) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii)           Merchants’ Board of Directors has unanimously: (A) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (B) determined that this Agreement and the transactions contemplated hereby are in the best interests of Merchants and the holders of Merchants Common Stock; (C) resolved to recommend that the holders of Merchants Common Stock adopt this Agreement (such recommendation being the “Merchants Directors’ Recommendation”); and (D) directed that this Agreement be submitted to the holders of Merchants Common Stock for their adoption.

(iii)          Merchants Bank’s Board of Directors has unanimously approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.

(iv)          The Merchants Stockholder Approval is the only vote of the holders of any class or series of Merchants’ capital stock or other securities required by applicable Law in connection with the consummation of the Merger.  No vote of the holders of any class or series of Merchants’ capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Merchants other than the Merger.

(v)           Neither the execution and delivery of this Agreement or the Bank Merger Agreement by Merchants or Merchants Bank, as applicable, nor the consummation by either of them of the transactions contemplated hereby or thereby, nor compliance by either of them with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of the Organizational Documents of Merchants or any of its Subsidiaries, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties or assets of Merchants or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, Contract, Permit or other instrument or obligation to which Merchants or any of its

Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or (C) subject to receipt of the Requisite Regulatory Approvals and the expiration of any waiting period required by Law as described in clause (vi) below, violate any Law or Order applicable to Merchants or its Subsidiaries or any of their respective material assets, except, in the case of clauses (B) and (C), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merchants.

(vi)          Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Requisite Regulatory Approvals, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and (C) as set forth in Section 3.2(b)(vi)(C) of the Merchants Disclosure Letter, no Order of, or Consent of, to or with, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement or the Bank Merger Agreement by Merchants or Merchants Bank, as applicable, or the consummation by Merchants or Merchants Bank, as applicable, of the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

(c)           Capital Stock.

(i)            Merchants’ authorized capital stock consists of (i) 10,000,000 shares of Merchants Common Stock, of which, as of October 20, 2016 (the “Capitalization Date”), 6,883,644 shares are issued and outstanding (which includes 14,102 Merchants Restricted Shares and 99,633 Merchants Deferred Shares) with 296,972 shares held in its treasury, (ii) 200,000 shares of Class A Non-Voting Preferred Stock, par value $0.01 per share, of which, as of the date of this Agreement, zero shares are issued and outstanding, and (iii) 1,500,000 shares of Class B Voting Preferred Stock, par value $0.01 per share (together with the Class A Non-Voting Preferred Stock, the “Merchants Preferred Stock”), of which, as of the date of this Agreement, zero shares are issued and outstanding.  As of the Capitalization Date there were 27,020 shares of Merchants Common Stock reserved for issuance upon the exercise of outstanding Merchants Stock Options at a weighted average exercise price of $22.49 (of which Merchants Stock Options with respect to 27,020 shares are exercisable), 43,629 shares of Merchants Common Stock reserved for issuance upon the exercise of 2013 Warrants at an exercise price of $20.69 and 34,370 shares of Merchants Common Stock reserved for issuance upon the exercise of Organizers’ Warrants at an exercise price of $41.39.  Set forth in Section 3.2(c)(i) of the Merchants Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Merchants Common Stock (including all Merchants Warrants), including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights.  Except as set forth in this Section 3.2(c) or in Section 3.2(c)(i) of the Merchants Disclosure Letter, there are no shares of Merchants Common Stock or other equity securities of Merchants outstanding and no outstanding Rights relating to the Merchants Common Stock or Merchants Preferred Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Merchants.  All of the outstanding shares of Merchants

Common Stock are duly and validly issued and outstanding and are fully paid (or will be fully paid when vested) and, except as expressly provided otherwise under applicable Law, nonassessable under the DGCL.  None of the outstanding shares of Merchants Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Merchants.  Neither Merchants nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Merchants or such Subsidiary on any matter.

(ii)           There are no Contracts among Merchants and its stockholders or by which Merchants is bound with respect to the voting, transfer, repurchase or redemption of Merchants Common Stock or the granting of registration rights to any holder thereof.  All of the outstanding shares of Merchants Common Stock and all Rights to acquire shares of Merchants Common Stock have been issued in compliance with all applicable federal and state Securities Laws, and all Merchants Restricted Shares and all Merchants Common Stock underlying Merchants Stock Options have been validly and timely registered with the SEC.  All issued and outstanding shares of capital stock of Merchants’ Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock of Merchants’ Subsidiaries are owned by Merchants or a wholly owned Subsidiary thereof, free and clear of all Liens.  None of Merchants’ Subsidiaries has outstanding any Right to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock.  The outstanding capital stock of each of Merchants’ Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights.  Each of the Subsidiaries of Merchants is directly or indirectly wholly owned by Merchants.  Merchants has no direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any Liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice.  Section 3.2(c)(ii) of the Merchants Disclosure Letter sets forth a true, correct and complete listing of each outstanding series of trust preferred securities and subordinated debt securities of Merchants and certain information with respect thereto, including the holders of such securities as of the date of this Agreement.

(d)           Reports; Financial Statements.  (i)  Merchants and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2013 with any Governmental Authorities (including any Regulatory Authorities), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or political subdivision, any foreign entity or jurisdiction, or any other Governmental Authority or Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse

Effect on Merchants.  Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of Merchants and its Subsidiaries, (A) no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Merchants, investigation into the business or operations of Merchants or any of its Subsidiaries since December 31, 2013, (B) there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of Merchants or any of its Subsidiaries, and (C) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Merchants or any of its Subsidiaries since December 31, 2013, in each case of clauses (A) through (C), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Merchants.

(ii)           An accurate copy of each final SEC Report filed with or furnished by Merchants or any of its Subsidiaries to the SEC since December 31, 2013 pursuant to the Securities Act or the Exchange Act (the “Merchants Reports”) is publicly available.  No Merchants Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all of the Merchants Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Merchants has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Merchants Reports.

(iii)          The financial statements of Merchants and its Subsidiaries included (or incorporated by reference) in the Merchants Reports (including the related notes, where applicable) (the “Merchants Financial Statements”) (A) have been prepared from, and are in accordance with, the books and records of Merchants and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Merchants and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (C) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Merchants and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Crowe Horwath LLP has not resigned (or informed Merchants that it intends to resign) or been dismissed as independent public accountants of Merchants as a result of or in connection with any disagreements with

Merchants on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iv)          Neither Merchants nor any of its Subsidiaries has any Liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Merchants, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Merchants included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 (including any notes thereto), and for liabilities incurred (A) in the ordinary course of business consistent with past practice since June 30, 2016 that are not, individually or in the aggregate, material to Merchants and its Subsidiaries, taken as a whole, or (B) in connection with this Agreement and the transactions contemplated hereby.

(v)           The records, systems, controls, data and information of Merchants and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Merchants or its Subsidiaries or accountants (including all means of access thereto and therefrom).  Merchants (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Merchants, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Merchants by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Merchants’ outside auditors and the audit committee of Merchants’ Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Merchants’ ability to record, process, summarize and report financial information, and (y) to the Knowledge of Merchants, any fraud, whether or not material, that involves management or other employees who have a significant role in Merchants’ internal controls over financial reporting.  To the Knowledge of Merchants, there is no reason to believe that Merchants’ outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(vi)          Since December 31, 2013, (A) neither Merchants nor any of its Subsidiaries, nor, to the Knowledge of Merchants, any director, officer, auditor, accountant or Representative of Merchants or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Merchants or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Merchants or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Merchants or any of its Subsidiaries, whether or not employed by Merchants or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Merchants or any of its officers, directors, employees or agents to the Board of Directors of Merchants or any committee thereof or to the Knowledge of Merchants, to any director or officer of Merchants.

(e)           Absence of Certain Changes or Events. Since December 31, 2015 through the date hereof, (A) except for the negotiation of this Agreement and the transactions contemplated hereby, Merchants and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice, (B) neither Merchants nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.2(a), (b), (d), (f), (k)(iii), (k)(iv), (m), (n), (q), or (x) and (C) there have been no facts, events, changes, circumstances or effects that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Merchants.

(f)            Tax Matters.  (i)  All material amounts of Taxes of Merchants and each of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid.  Each of Merchants and its Subsidiaries has timely filed all material Tax Returns required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects.  Neither Merchants nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  Merchants and each of its Subsidiaries have made available to Community true and correct copies of the United States federal, state and local income Tax Returns filed by it for any Taxable Period ending after December 31, 2012.  No claim has been made by a Taxing Authority in writing within the past five (5) years in a jurisdiction where Merchants or any of its Subsidiaries does not file a Tax Return that Merchants or any of its Subsidiaries may be subject to Taxes by that jurisdiction.

(ii)           Neither Merchants nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax that has not been paid or otherwise settled, withdrawn, or resolved, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of Merchants, any of its Subsidiaries or the assets of Merchants or any of its Subsidiaries.  No officer or employee responsible for Tax matters of Merchants or any of its Subsidiaries expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Merchants or any of its Subsidiaries that are currently in force, and neither Merchants nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.

(iii)          Neither Merchants nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement (other than an agreement solely between Merchants and its Subsidiaries) pursuant to which it has any obligation to any Person with respect to Taxes, and neither Merchants nor any of its

Subsidiaries has been a member of an affiliated group filing a consolidated federal, state or local income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither Merchants nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by Contract or otherwise, other than with respect to the group of which Merchants is the parent.  None of Merchants and its Subsidiaries have any deferred gain or loss arising out of any deferred intercompany transaction, as described in Treasury Regulation Section 1.1502-13, or, in the case of any of its Subsidiaries, have an excess loss account in its stock, as described in Treasury Regulation Section 1.1502-19.

(iv)          Merchants and its Subsidiaries have withheld and paid over to the appropriate Taxing Authority all material amounts of Taxes required to have been withheld and paid over by them, and have complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under state, local or foreign Law.

(v)           Neither Merchants nor any of its Subsidiaries has been a party to any distribution occurring during the five (5)-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Liens for Taxes exist with respect to any assets of Merchants or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi)          Neither Merchants nor any of its Subsidiaries is a “controlled foreign corporation” within the meaning of the Section 957(a) of the Code.  Merchants and each of its Subsidiaries have complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.

(vii)         Neither Merchants nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Section 897(c) of the Code or any comparable provision of state Tax Law.  Neither Merchants nor any of its Subsidiaries has been or will be required to include any item in income or exclude any item of deduction from taxable income for any Tax period (or portion thereof) ending after the Closing Date: (A) pursuant to Section 481 of the Code or any comparable provision under state, local or foreign Tax Law; (B) as a result of any “closing agreement” as described in Section 7121 of the Code or any comparable provision under state, local, or foreign Tax Law, executed on or prior to the Closing Date; (C) with respect to any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or any comparable provision under state, local, or foreign Tax Law; (D) with respect to any installment sale or open transaction disposition made on or prior to the Closing Date; or (E) with respect to any prepaid amount received on or prior to the Closing Date.

(viii)        Neither Merchants nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state or local Tax Law.

(g)           Environmental Matters.  (i)  Merchants has delivered, or caused to be delivered, to Community, or provided Community access to, true and complete copies of all material environmental site assessments, environmental test results, environmental analytical data, boring logs and other material environmental reports and studies held by Merchants and each of its Subsidiaries relating to their respective properties and Facilities.

(i)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merchants:  (A) Merchants and each of its Subsidiaries and their respective Facilities and properties are, and for the past five (5) years have been, in compliance with all Environmental Laws; and (B) neither Merchants nor its Subsidiaries has received any written notice from any Person alleging that its respective Facilities or properties are in violation of, or require environmental investigation or remediation under, Environmental Laws.

(ii)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merchants, during the period of Merchants’ or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of their respective properties and Facilities, there have been no releases, discharges, spillages or disposals of Hazardous Material on, under or affecting such properties or Facilities.

(h)           Compliance with Permits, Laws and Orders.  (i)  Merchants and each of its Subsidiaries have in effect all Permits and have made all filings, applications and registrations with Governmental Authorities that are required for them to own, lease or operate their respective properties and assets and to carry on their respective businesses as now conducted (and have paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any material Permit applicable to their respective businesses or, to the Knowledge of Merchants, employees conducting their respective businesses.

(ii)           Merchants and each of its Subsidiaries are, and at all times since December 31, 2013 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.

(iii)          Neither Merchants nor any of its Subsidiaries has received, since December 31, 2013, any written, or to the Knowledge of Merchants, oral notification or communication from any Governmental Authority (A) asserting that Merchants or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, any Permits.

(iv)          Neither Merchants nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2013, a recipient of any supervisory letter from, or since December 31, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Merchants Disclosure Letter, a “Merchants Regulatory Agreement”), nor has Merchants or any of its Subsidiaries been advised in writing or, to the Knowledge of Merchants, orally, since December 31, 2013, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Merchants Regulatory Agreement.

(v)           Merchants Bank has been in existence as a Vermont chartered bank for at least five (5) years.  Each of Merchants and Merchants Bank is “adequately capitalized” (as defined in applicable bank regulations) as of the date hereof.

(vi)          Neither Merchants nor any of its Subsidiaries (nor to Merchants’ Knowledge any of their respective directors, executives, Representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption Laws (collectively, the “Anti-Corruption Laws”) or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.  Merchants and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Merchants and its Subsidiaries with all applicable Anti-Corruption Laws.

(vii)         Merchants and its Subsidiaries are and since December 31, 2011 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Authority in jurisdictions where Merchants and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”).  Merchants and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Merchants and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(viii)        Except as required by the Bank Secrecy Act, to Merchants’ Knowledge, no employee of Merchants or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Merchants or any of its Subsidiaries or any employee thereof acting in its capacity as such.  Neither Merchants nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Merchants or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Merchants or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(ix)          Neither Merchants nor any of its Subsidiaries nor to the Knowledge of Merchants, any director, officer, agent, employee or any other Person acting on behalf of Merchants or any of its Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by any Governmental Authority (collectively, “Sanctions”), nor is Merchants or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a “Sanctioned Country”).  For the past five (5) years, Merchants and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.  Merchants and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Merchants and its Subsidiaries with all applicable Sanctions.

(i)            Labor Matters.  (i)  Neither Merchants nor any of its Subsidiaries is a party to or bound by or currently negotiating any collective bargaining agreement or any other similar agreement with any labor organization, group or association.  Since December 31, 2013, neither Merchants nor any its Subsidiaries has experienced any organizational campaign, petition or other unionization activity relating to any Service Provider, including seeking to make Merchants or any of its Subsidiaries conform to demands of organized labor or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association.  There is no strike, work stoppage or labor disturbance pending or, to the Knowledge of Merchants, threatened against Merchants or any of its Subsidiaries, and none of Merchants nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since December 31, 2013.  The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Merchants to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(ii)           There is no unfair labor practice charge or other material Litigation regarding Service Providers against Merchants or any of its Subsidiaries pending, or to the Knowledge of Merchants, threatened, before any court, arbitrator or Governmental Authority (including the National Labor Relations Board).  Neither Merchants nor any of its Subsidiaries has failed to comply with any collective bargaining agreement or any other similar agreement with any labor organization, group or association and there are no grievances pending, or to the Knowledge of Merchants, threatened, under any such agreement.

(iii)          Merchants and its Subsidiaries are and have been since December 31, 2013 in compliance in all material respects with, and to the Knowledge of Merchants are not under investigation with respect to, applicable Laws with respect to employment and employee matters, including employment practices, employee benefits, labor relations, terms and conditions of employment, Tax withholding, discrimination, equal employment, fair employment practices, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 (together with any other similar Laws, “WARN”)) and wages and hours.  During the ninety (90) day period prior to the date hereof, neither Merchants nor any of its Subsidiaries has effectuated or announced or has plans to effectuate or announce (A) a “plant closing”, (B) a “mass layoff” or (C) any other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application under WARN.  No Service Providers provide services to Merchants or any of its Subsidiaries outside of the United States.

(j)            Employee Benefit Plans.  (i)  Section 3.2(j)(i) of the Merchants Disclosure Letter contains a correct and complete list identifying each Merchants Benefit Plan.  No Merchants Benefit Plan is operated outside of the United States.  True and complete copies of each Merchants Benefit Plan (and, if applicable, related trust or funding agreements or insurance policies) and all material amendments thereto and material written interpretations thereof (including summary plan descriptions) have been furnished to Community together with any related (A) determination letter received from the Internal Revenue Service (“IRS”), (B) material communications to or from the IRS, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Authority and (C) the three (3) most recent annual reports on Form 5500, financial statements and actuarial reports.

(ii)           Since December 31, 2013, all Merchants Benefit Plans have been administered in all material respects in compliance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws and no events have occurred with respect to any Merchants Benefit Plan that could reasonably be expected to result in payment or assessment by or against Merchants or any of its Subsidiaries of any material excise taxes under ERISA or the Code.  There are no pending or, to the Knowledge of Merchants, threatened Litigation, governmental audits or investigations or other proceedings or participant claims (other than claims for benefits in the ordinary course of business) with respect to or against any Merchants Benefit Plan or its assets.  No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) or any breach of a fiduciary duty has occurred with respect to any Merchants Benefit Plan that has caused or would reasonably be expected to cause Merchants or any of its Subsidiaries to incur any material Liability under ERISA or the

Code.  Each Merchants Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is in all material respects in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the applicable guidance issued thereunder.  All amounts due and payable under any Merchants Benefit Plan have been timely paid except as would not result in a material Liability of Merchants or its Subsidiaries.

(iii)          Each Merchants Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter with respect to its tax-qualified status and the tax-exempt status of any related trust, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of Merchants, there are no facts or circumstances that would reasonably be expected to cause any such determination letter to be revoked or not be reissued.

(iv)          With respect to each Merchants Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code (each, a “Title IV Plan”), (A) no Liability to PBGC (other than Liability for premiums) has been incurred and all premiums required to be paid to PBGC have been timely paid, (B) Merchants or its relevant ERISA Affiliate has satisfied the minimum funding standard under ERISA and the Code, (C) the assets of such Title IV Plan, as determined in the most recent valuation, equaled or exceeded the accumulated benefit obligations of such Title IV Plan, (D) such Title IV Plan is not in “at risk status” and (E) neither Merchants nor its ERISA Affiliates has received written or, to the Knowledge of Merchants, oral notice from PBGC, nor is Merchants otherwise aware, that an event or condition exists that would constitute grounds for termination of such Title IV Plan by PBGC.  No reportable event under Section 4043 of ERISA has occurred with respect to any Merchants Benefit Plan other than any reportable event for which the requirement of notice to PBGC has been waived nor has any event described in 4062 of ERISA occurred.  None of the assets of Merchants or any of its Subsidiaries are subject to any Lien by reason of a failure to make timely installments or other payments to a Title IV Plan.  Neither Merchants nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 of the Code nor has incurred or reasonably expects to incur, any Liability arising in connection with the termination of a Title IV Plan.  Neither Merchants nor any of its ERISA Affiliates (nor any predecessor thereto) sponsors, maintains, administers or contributes to or has any obligation to contribute to (nor in the past six years, sponsored, maintained, administered or contributed to or had any obligation to contribute to) any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(v)           Neither Merchants nor any of its ERISA Affiliates has any current or projected obligations or Liability for post-employment or post-retirement health, medical, or life insurance benefits under any Merchants Benefit Plan, other than with respect to benefit coverage mandated by Section 4980B of the Code.

(vi)          The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (A) entitle any Service Provider to severance pay or similar payment, (B) enhance any benefits or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Merchants Benefit Plan or otherwise or (C) result in any violation of, or default under, or limit the right of Merchants or its Subsidiaries, or, after the Effective Time, Community or any of its Subsidiaries, to amend, modify or terminate any Merchants Benefit Plan.  There is no Contract, plan or arrangement covering any Service Provider that, individually or collectively, would entitle any Service Provider to any tax gross-up or similar payment from Merchants or any of its Subsidiaries or that could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

(k)           Material Contracts.  (i)  Except as listed in Section 3.2(k) of the Merchants Disclosure Letter, as of the date of this Agreement, neither Merchants nor any of its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (A) any Contract relating to the borrowing of money by Merchants or any of its Subsidiaries or the guarantee by Merchants or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances of Merchants Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (B) any Contract containing covenants that limit the ability of Merchants or any of its Affiliates (including, after the Effective Time, Community or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, Merchants or any of its Subsidiaries or Affiliates (including, after the Effective Time, Community or any of its Affiliates) may carry on its business, (C) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by Merchants or any of its Subsidiaries of $50,000 or more or (y) have a term exceeding twelve (12) months in duration (except those entered into in the ordinary course of business consistent with past practice with respect to Loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities), (D) any Contract between or among Merchants or any of its Subsidiaries or Affiliates, (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other technical services to or by Merchants or any of its Subsidiaries, (G) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (H) any Contract that provides any rights to investors in Merchants, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Merchants Board of Directors, (I) any Contract that provides for potential material indemnification payments by Merchants or any of its Subsidiaries, (J) any Contract or understanding with a labor union, in each case whether written or oral, or (K) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K).  With respect to each Contract described above: (w) the Contract is valid and binding on Merchants or the applicable Subsidiary party thereto and, to the Knowledge of Merchants, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) neither Merchants nor any of its Subsidiaries is in Default thereunder; (y) neither Merchants nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of Merchants, in Default in any material respect or has repudiated or waived any material provision of any such Contract.  No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the Bank Merger Agreement or the consummation of the Merger or the Bank Merger or the other transactions contemplated hereby or thereby.  All indebtedness for money borrowed of Merchants and its Subsidiaries is prepayable without penalty or premium.

(ii)           All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, Contracts or agreements, whether entered into for Merchants’ own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect.  Neither Merchants nor any of its Subsidiaries, nor to the Knowledge of Merchants, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement.

(l)            Legal Proceedings.  There is no material Litigation pending or, to the Knowledge of Merchants, threatened against or involving Merchants or any of its Subsidiaries or its or any of its Subsidiaries’ assets, interests or rights, nor are there any Orders of any Governmental Authority outstanding against Merchants or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against Merchants or any of its Subsidiaries.  There is no material Litigation pending or, to the Knowledge of Merchants, threatened, against or involving any officer, director, advisory director or employee of Merchants or its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of Merchants or its Subsidiaries.

(m)          Intellectual Property.  (i)  Either Merchants or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (including the Technology Systems) that is used by Merchants or its Subsidiaries in its or its Subsidiaries’ business, except where the failure to possess such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Merchants.  Neither Merchants nor any of its Subsidiaries has (A) licensed to any Person in source code form any Intellectual Property owned by Merchants or any of its Subsidiaries or (B) entered into any exclusive agreements relating to Intellectual Property owned by Merchants or its Subsidiaries.

(ii)           Section 3.2(m)(ii) of the Merchants Disclosure Letter lists all patents and patent applications, all registered and material unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites and mask works owned by or exclusively licensed to Merchants or its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merchants, no royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii)          All patents, registered trademarks, registered service marks and registered copyrights held by Merchants and its Subsidiaries are valid and subsisting.  Since December 31, 2013, neither Merchants nor any of its Subsidiaries (A) has been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n)           Loan and Investment Portfolios.  (i)  All loans, loan agreements, notes or borrowing arrangements (including leases, lines of credit, extensions of credit, credit enhancements, commitments, guarantees, loan participations, promissory notes, loan commitments and interest-bearing assets) (collectively, “Loans”) in which Merchants or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Merchants and its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (2) general equitable principles), (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (C) to the extent secured, have been secured by valid Liens that have been perfected and (D) are not the subject of any written notice from an obligor asserting any defense, set-off or counterclaim with respect thereto that, if valid, would materially and adversely affect the value of the related Loan.

(ii)           True and complete lists of all Loans as of June 30, 2016 and on a monthly basis thereafter, and of the investment portfolios of Merchants and each of its Subsidiaries as of such date, are disclosed in Section 3.2(n)(ii) of the Merchants

Disclosure Letter.  Except as specifically set forth in Section 3.2(n)(ii) of the Merchants Disclosure Letter, neither Merchants nor any of its Subsidiaries is a party to any Loan that, as of the most recent month-end prior to the date of this Agreement, (A) was delinquent by more than thirty (30) days in the payment of principal and/or interest, (B) to the Knowledge of Merchants, was otherwise in material default for more than thirty (30) days, (C) was on non-accrual status or classified as “substandard,” “doubtful,” “loss,” “other assets specially mentioned,” “special mention,” “criticized,” “classified,” “watch list” or any comparable classification by Merchants or any of its Subsidiaries or any Regulatory Authority having jurisdiction over Merchants or any of its Subsidiaries, (D) was an obligation of any director, executive officer or five percent (5%) stockholder of Merchants or any of its Subsidiaries who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, (E) was in violation of any Law within such Law’s statute of limitations period that materially and adversely affects the value of the Loan, (F) has had its respective terms to maturity accelerated or with respect to which Merchants or any Subsidiary of Merchants has notified the borrower of its intention to accelerate the Loan or declare a default, (G) has been terminated or amended by Merchants or any Subsidiary of Merchants during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower (except for modifications and amendments contained in the loan file, true and complete copies of which have been made available to Community), (H) has a borrower, customer or other party to such Loan which has notified Merchants or any Subsidiary of Merchants during the past twelve (12) months of, or has asserted against Merchants, in writing, or to the Knowledge of Merchants, orally, any “lender liability” claim that, if valid, would materially and adversely affect the value of the Loan, (I) has, during the past two (2) years, had its interest rate terms reduced and/or the maturity dates extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms (except for reductions, extensions, modifications and amendments contained in the loan file, true and complete copies of which have been made available to Community), (J) in connection therewith, has a specific reserve allocation, or (K) was classified by Merchants as “other real estate owned,” including all other assets currently held that were acquired through foreclosure or in lieu of foreclosure (such Loans described in subsections (A) through (K), “Delinquent Loans”).

(iii)          Each outstanding Loan (including Loans held for resale to investors) in which Merchants or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Merchants and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.

(iv)          None of the agreements pursuant to which Merchants or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of

Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, and neither Merchants nor any of its Subsidiaries has received written notice of any pending claim for it to repurchase Loans or interests therein.

(v)           Neither Merchants nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(o)           Adequacy of Allowances for Losses.  Each of the allowances for losses on Loans and other real estate included on the balance sheet included in the Merchants Financial Statements as of June 30, 2016 is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Merchants, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to the Financing Accounting Standards Board’s current expected credit loss (“CECL”) requirements).  Each of the allowances for losses on Loans and other real estate reflected on the books of Merchants and its Subsidiaries at all times from and after the date of the balance sheet included in the Merchants Financial Statements as of June 30, 2016 is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Merchants, there are no facts or circumstances (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements) that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p)           Community Reinvestment Act.  Merchants and its Subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Merchants, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(q)           Privacy of Customer Information.  Merchants and its Subsidiaries’ collection and use of all non-public personal information (“NPPI”) relating to customers, former customers and prospective customers that will be transferred to Community or a Subsidiary of Community pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby complies in all material respects with all applicable privacy policies, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.  For purposes of this Section 3.2(q), “NPPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.

(r)            Technology Systems.  (i)  To the Knowledge of Merchants, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by Merchants and its Subsidiaries prior to the Effective Time.

(ii)           The Technology Systems (for a period of eighteen (18) months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on Merchants.  Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens).  Access to business-critical parts of the Technology Systems is not shared with any third party.

(iii)          Merchants has furnished to Community a true and correct copy of Merchants’ disaster recovery and business continuity arrangements.

(iv)          Neither Merchants nor any of its Subsidiaries has received notice of or is aware of any material circumstances, including the execution of this Agreement or the Bank Merger Agreement or the consummation of the transactions contemplated hereby or thereby, that would enable any third party to terminate any of Merchants’ or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

(s)            Insurance Policies.  Merchants and each of its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity.  Section 3.2(s) of the Merchants Disclosure Letter sets forth a true and complete list of all such insurance policies.  Neither Merchants nor any of its Subsidiaries is now liable for, nor has any such member received notice of, any material retroactive premium adjustment.  Merchants and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in Default under any of the terms thereof, each such policy is in full force and effect, none of Merchants or any of its Subsidiaries has received any notice of a material premium increase or involuntary cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of Merchants and its Subsidiaries, Merchants or one of its Subsidiaries is the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.  Within the last three (3) years, none of Merchants or any of its Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and Merchants has no reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(t)            Corporate Documents.  Merchants has delivered to Community, with respect to Merchants and each of its Subsidiaries, true and correct copies of its Organizational Documents, all as amended and currently in effect.  All of the foregoing are current, complete and correct in all material respects.

(u)           State Takeover Laws.  Assuming the accuracy of Community’s representations and warranties set forth in Section 3.3(r), Merchants has taken all action required to be taken by it in order to (i) exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Law of any jurisdiction (collectively, “Takeover Laws”) and (ii) make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(v)           Certain Actions.  Neither Merchants nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Merchants, there are no facts or circumstances that are reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Requisite Regulatory Approval.  To the Knowledge of Merchants, there exists no fact, circumstance, or reason that would cause any Requisite Regulatory Approval not to be received in a timely manner.

(w)          Real and Personal Property.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Merchants, (a) Merchants or a Subsidiary of Merchants has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Merchants Reports as being owned by Merchants or a Subsidiary of Merchants or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Merchants Owned Properties”), free and clear of all Liens, except (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of Merchants consistent with past practice, (iv) restrictions on transfers under applicable Securities Laws, or (v) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (v), collectively, “Permitted Liens”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Merchants Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Merchants Owned Properties, the “Merchants Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Liens or any encumbrances on a landlord’s fee title which do not materially adversely affect Merchants’ or its Subsidiary’s, as applicable, present use of such property, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without Default thereunder by the lessee or, to the Knowledge of Merchants, the lessor. There are no pending or, to the Knowledge of Merchants, threatened condemnation proceedings against the Merchants Real Property.  Merchants has previously made available to Community a true and complete list of all Merchants Real Property as of the date of this Agreement.

(x)           Administration of Trust Accounts.  Merchants and each of its Subsidiaries have administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable Law.  Neither Merchants nor any of its Subsidiaries, nor any of their respective directors, officers or employees acting on behalf of Merchants or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account.

(y)           Brokers and Finders.  Except for Piper Jaffray & Co., neither Merchants nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby.  A true and complete copy of the engagement letter between Merchants and Piper Jaffray & Co. has been delivered to Community.

(z)           Fairness Opinion.  Prior to the execution of this Agreement, Merchants has received an executed opinion of Piper Jaffray & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the stockholders of Merchants.  Such opinion has not been amended or rescinded as of the date of this Agreement.  Merchants will make available to Community solely for informational purposes a copy of the executed opinion as soon as practicable following the execution of this Agreement.

(aa)         Transactions with Insiders and Affiliates.  There are no agreements, Contracts, plans, arrangements or other transactions between Merchants or any of its Subsidiaries, on the one hand, and any (i) officer or director of Merchants or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Merchants or (iii) related interest or family member of any such officer, director or record or beneficial owner, in any case other than bank customer relationships, employment and related agreements, employee benefit plans and bank-owned life insurance policies.

(bb)         Certain Information.  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Merchants Stockholder Meeting to vote upon the adoption of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Merchants relating to Merchants or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.  All information concerning Merchants and its directors, officers, and stockholders included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.5 or 4.8 of this Agreement shall be true, correct and complete in all material respects.

(cc)         Investment Securities.  (i) Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by Law, none of the investments reflected in the Merchants Financial Statements, and none of the material investments made by Merchants or any of its Subsidiaries since June 30, 2016, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)           Each of Merchants and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Merchants Reports or to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of Merchants or its Subsidiaries.  Such securities and commodities are valued on the books of Merchants in accordance with GAAP in all material respects.

(iii)          Merchants and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Merchants believes are prudent and reasonable in the context of such businesses and Merchants and its Subsidiaries have, since December 31, 2013, been in compliance in all material respects with such policies, practices and procedures.  Prior to the date of this Agreement, Merchants has made available to Community the material terms of such policies, practices and procedures.

(dd)         Ownership of Community Common Stock.  Neither Merchants, any Subsidiary of Merchants nor, to the Knowledge of Merchants, any director or officer of Merchants or of any Subsidiary of Merchants, beneficially owns or, within the past two (2) years has beneficially owned, in the aggregate three percent (3%) or more of the outstanding shares of Community Common Stock.

Section 3.3            Representations and Warranties of Community.  Subject to and giving effect to Section 3.1 and except as (i) set forth in the Community Disclosure Letter or (ii) disclosed in any of Community’s SEC Reports filed with or furnished to the SEC on or after December 31, 2015 and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any

“forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature), Community hereby represents and warrants to Merchants as follows:

(a)           Organization, Standing, and Power.  Community and each of its Subsidiaries (i) are duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction of their respective organization, (ii) have the requisite corporate power and authority to own, lease and operate their properties and assets and to carry on their businesses as now conducted, and (iii) are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed, except in the case of this clause (iii), where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Community.  Community is registered with the Federal Reserve Board as a bank holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such.  Community Bank is a national banking association with its main office located in the State of New York.  Community Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due.  No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Community, threatened.

(b)           Authority; No Breach of Agreement.  (i)  Community has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  Assuming the accuracy of the representations and warranties set forth in Section 3.2(dd), the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Community’s duly constituted Board of Directors).  Assuming due authorization, execution and delivery of this Agreement by Merchants, this Agreement represents a legal, valid and binding obligation of Community, enforceable against Community in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (B) general equitable principles, except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii)           Community’s Board of Directors has duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger.  Community Bank’s Board of Directors has duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.

(iii)          Neither the execution and delivery of this Agreement or the Bank Merger Agreement by Community or Community Bank, as applicable, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate, conflict with or result in a breach of any provision of the Organizational Documents of Community or Community Bank, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties or assets of Community or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, Contract, Permit or other instrument or obligation to which Community or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or (C) subject to receipt of the Requisite Regulatory Approvals and the expiration of any waiting period required by Law as described in clause (iv) below, violate any Law or Order applicable to Community or Community Bank or any of their respective material assets, except, in the case of clauses (B) and (C), as individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Community to perform its obligations under this Agreement or to timely consummate the Merger.

(iv)          Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Requisite Regulatory Approvals, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and (C) as set forth in Section 3.3(b)(iv)(C) of the Community Disclosure Letter, no Order of, or Consent of, to or with any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement or the Bank Merger Agreement by Community or Community Bank, as applicable, or the consummation by Community or Community Bank, as applicable, of the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

(c)           Capital Stock.  Community’s authorized capital stock consists of (i) 75,000,000 shares of Community Common Stock, of which, as of the Capitalization Date, 44,363,269 shares were issued and outstanding (which includes 257,340 shares of Community Common Stock subject to vesting or forfeiture restrictions and granted under a Benefit Plan of Community or its Subsidiaries) with 498,681 shares held in its treasury and (ii) 500,000 shares of preferred stock, $1.00 par value per share (the “Community Preferred Stock”), of which, as of the Capitalization Date, zero shares were issued and outstanding.  As of the Capitalization Date there were (x) 1,856,539 shares of Community Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase Community Common Stock granted under a Benefit Plan of Community or its Subsidiaries at a weighted average exercise price of $30.70 (of which stock options with respect to 1,050,323 shares are exercisable) and (y) 203,077 shares of Community Common Stock subject to deferred stock units and share equivalent units with respect to Community Common Stock granted under a Benefit Plan of Community or its Subsidiaries.  Except as set forth in this Section 3.3(c) or granted under a Benefit Plan, as of the Capitalization Date there were no shares of Community Common Stock or other equity securities of Community outstanding and no outstanding Rights relating to Community Common Stock or Community Preferred Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Community.  All of the outstanding shares of Community Common Stock are duly and validly issued and outstanding and are fully paid (or will be fully paid when vested) and, except as expressly provided otherwise under applicable Law, non-assessable under the DGCL.  None of the outstanding shares of Community Common Stock have been issued in violation of any preemptive rights of the current or past stockholders of Community.  All of the outstanding shares of Community Common Stock and all Rights to acquire shares of Community Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws.  All issued and outstanding shares of capital stock of Community’s Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable.  The outstanding capital stock of each of Community’s Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights.  Community owns all of the issued and outstanding shares of capital stock or other ownership interests of all of its material Subsidiaries, free and clear of all Liens (other than Permitted Liens).

(d)           Reports; Financial Statements.  (i)  Community and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2013 with any Governmental Authorities (including any Regulatory Authorities), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or political subdivisions, any foreign entity or jurisdiction, or any other Governmental Authority or Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Community.  Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of Community and its Subsidiaries, (A) no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Community, investigation into the business or operations of Community or any of its Subsidiaries since December 31, 2013, (B) there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of Community or any of its Subsidiaries, and (C) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Community or any of its Subsidiaries since December 31, 2013, in each case of clauses (A) through (C), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Community.

(ii)           An accurate copy of each final SEC Report filed with or furnished by Community or any of its Subsidiaries to the SEC since December 31, 2013 pursuant to the Securities Act or the Exchange Act (the “Community Reports”) is publicly available.  No Community Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all of the Community Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Community has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(iii)          The financial statements of Community and its Subsidiaries included (or incorporated by reference) in the Community Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Community and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Community and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (C) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Community and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  PricewaterhouseCoopers LLP has not resigned (or informed Community that it intends to resign) or been dismissed as independent public accountants of Community as a result of or in connection with any disagreements with Community on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iv)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Community, neither Community nor any of its Subsidiaries has any Liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Community, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Community included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 (including any notes thereto), and for liabilities incurred (A) in the ordinary course of business consistent with past practice since June 30, 2016, or (B) in connection with this Agreement and the transactions contemplated hereby.

(v)           The records, systems, controls, data and information of Community and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Community or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non- exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Community.  Community (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Community, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Community by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Community’s outside auditors and the audit committee of Community’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Community’s ability to record, process, summarize and report financial information, and (y) to the Knowledge of Community, any fraud, whether or not material, that involves management or other employees who have a significant role in Community’s internal controls over financial reporting.  To the Knowledge of Community, there is no reason to believe that Community’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(vi)          Since December 31, 2013, (A) neither Community nor any of its Subsidiaries, nor, to the Knowledge of Community, any director, officer, auditor, accountant or Representative of Community or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Community or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Community or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Community or any of its Subsidiaries, whether or not employed by Community or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Community or any of its officers, directors, employees or agents to the Board of Directors of Community or any committee thereof or to the Knowledge of Community, to any director or officer of Community.

(e)           Legal Proceedings. There is no Litigation pending or, to the Knowledge of Community, threatened against Community or any of its Subsidiaries or its or any of its Subsidiaries’ assets, interests or rights, nor do any facts or circumstances exist that would be likely to form the basis for any claim against Community or any of its Subsidiaries, in each case that, if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Community.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Community, there are no Orders of any Governmental Authority outstanding against Community or any of its Subsidiaries.

(f)            Compliance with Laws.  (i)  Community and each of its Subsidiaries are, and at all times since December 31, 2013, have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties, assets and employees.  Community and each of its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their material properties and assets and to carry on their businesses and operations as now conducted and, to Community’s Knowledge, there has occurred no Default under any material Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)           Neither Community nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2013, a recipient of any supervisory letter from, or since December 31, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Community Disclosure Letter, a “Community Regulatory Agreement”), nor has Community or any of its Subsidiaries been advised in writing or, to the Knowledge of Community, orally, since December 31, 2013, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Community Regulatory Agreement.

(iii)          Neither Community nor any of its Subsidiaries (nor, to the Knowledge of Community, any of their respective directors, executives, Representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(g)           Labor Matters.  Neither Community nor any of its Subsidiaries is a party to or bound by or currently negotiating any collective bargaining agreement or any other similar agreement with any labor organization, group or association.  There is no strike, work stoppage or labor disturbance pending or, to the Knowledge of Community, threatened against Community or any of its Subsidiaries, and none of Community nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since December 31, 2013, in either case that is material to Community.  The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Community to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(h)                                 Absence of Certain Changes or Events. Since December 31, 2015 through the date of this Agreement, (A) except for the negotiation of this Agreement and the transactions contemplated hereby, Community and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice, and (B) there have been no facts, events, changes, circumstances or effects that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Community.

(i)                                     Community Reinvestment Act.  Community Bank has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Community, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(j)                                    Legality of Community Securities.  All shares of Community Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable.

(k)                                 Certain Actions.  Neither Community nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Community, there are no facts or circumstances, that are reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Requisite Regulatory Approval.  To Community’s Knowledge there exists no fact, circumstance, or reason that would cause any Requisite Regulatory Approval not to be received in a timely manner.

(l)                                     Brokers and Finders. Except for RBC Capital Markets, neither Community nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(m)                             Merger Consideration.  Community now has and will have, at the Effective Time, unissued shares of Community Common Stock and shares of Community Common Stock held in its treasury that are not reserved for any other purpose sufficient to issue the number of shares of Community Common Stock contemplated by Article 2, and a sufficient amount of cash to pay the amounts contemplated by Article 2.

(n)                                 Certain Information.  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Merchants Stockholder Meeting to vote upon the adoption of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Community relating to Community or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.  All information concerning Community and its directors, officers, and stockholders included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.5 or 4.8 of this Agreement shall be true, correct and complete in all material respects.

(o)                                 Employee Benefit Plans.  Except as would not be material to Community, (i) since December 31, 2013, all Community Benefit Plans have been administered in all material respects in compliance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws; (ii) with respect to each Community Benefit Plan that is a Title IV Plan, (A) no Liability to PBGC (other than Liability for premiums) has been incurred and all premiums required to be paid to PBGC have been timely paid, (B) Community or its relevant ERISA Affiliate has satisfied the minimum funding standard under ERISA and the Code, (C) the assets of such Title IV Plan, as determined in the most recent valuation, equaled or exceeded the accumulated benefit obligations of such Title IV Plan, (D) such Title IV Plan is not in “at risk status” and (E) neither Community nor its ERISA Affiliates has received written or, to the Knowledge of Community, oral notice from PBGC, nor is Community otherwise aware, that an event or condition exists that would constitute grounds for termination of such Title IV Plan by PBGC; (iii) neither Community nor any of its ERISA Affiliates (nor any predecessor thereto) sponsors, maintains, administers or contributes to or has any obligation to contribute to (nor in the past six years, sponsored, maintained, administered or contributed to or had any obligation to contribute to) any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA; and (iv) nether Community nor any of its ERISA Affiliates has any current or projected obligations or Liability for post-employment or post-retirement health, medical, or life insurance benefits under any Community Benefit Plan, other than with respect to benefit coverage mandated by Section 4980B of the Code.

(p)                                 Tax Matters.  (i)  All material amounts of Taxes of Community and each of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid.  Each of Community and its Subsidiaries has timely filed all material Tax Returns required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects.  Neither Community nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  No claim has been made by a Taxing Authority in writing within the past five (5) years in a jurisdiction where Community or any of its Subsidiaries does not file a Tax Return that Community or any of its Subsidiaries may be subject to Taxes by that jurisdiction.

(ii)                                  Neither Community nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax that has not been paid or otherwise settled, withdrawn, or resolved, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of Community, any of its Subsidiaries or the assets of Community or any of its Subsidiaries.  No officer or employee responsible for Tax matters of Community or any of its Subsidiaries expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Community or any of its Subsidiaries that are currently in force, and neither Community nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.

(iii)                               Neither Community nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement (other than an agreement solely between Community and its Subsidiaries) pursuant to which it has any obligation to any Person with respect to Taxes, and neither Community nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal, state or local income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither Community nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by Contract or otherwise, other than with respect to the group of which Community is the parent.  None of Community and its Subsidiaries have any deferred gain or loss arising out of any deferred intercompany transaction, as described in Treasury Regulation Section 1.1502-13, or, in the case of any of its Subsidiaries, have an excess loss account in its stock, as described in Treasury Regulation Section 1.1502-19.

(iv)                              Community and its Subsidiaries have withheld and paid over to the appropriate Taxing Authority all material amounts of Taxes required to have been withheld and paid over by them, and have complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under state, local or foreign Law.

(v)                                 Neither Community nor any of its Subsidiaries has been a party to any distribution occurring during the five (5)-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Liens for Taxes exist with respect to any assets of Community or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi)                              Neither Community nor any of its Subsidiaries is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.  Community and each of its Subsidiaries have complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.

(vii)                           Neither Community nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state or local Tax Law.

(q)                                 Regulatory Capitalization.  Community Bank is, and  as of immediately prior to the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the OCC. Community is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

(r)                                    Ownership of Merchants Common Stock.  As of the date hereof, Community is not an “interested stockholder” of Merchants as defined in Section 203(c) of the DGCL. Neither Parent, nor any of its Subsidiaries or Affiliates, is a “related person” as defined in Article Fourteenth of the certificate of incorporation of Merchants, as amended through the date hereof.

ARTICLE 4

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

Section 4.1                                    Conduct of Business Prior to Effective Time.  During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly permitted by this Agreement or as required by applicable Law, (a) Merchants shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (iii) maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed, and (b) neither Party shall, nor shall permit its Subsidiaries to, knowingly take any action that would materially adversely affect or materially delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b), the timing of the effectiveness of the Registration Statement under the Securities Act or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.  Without limiting the generality of the foregoing, Community shall not, and shall not permit any of its Subsidiaries to, prior to the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly permitted by this Agreement or as required by applicable Law, (x) amend any provision of Community’s Organizational Documents in a manner that would adversely affect the economic benefits of the Merger to the stockholders of Merchants or the consummation of the transactions contemplated by this Agreement or (y) take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.2                                    Forbearances.  During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly permitted by this Agreement (including as set forth in Section 4.2 of the Merchants Disclosure Letter) or as required by applicable Law, Merchants shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Community (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                 amend or propose to amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;

(b)                                 (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, other than (A) dividends paid by any of the Subsidiaries of Merchants to Merchants or any of its wholly-owned Subsidiaries, (B) regular quarterly cash dividends by Merchants at a rate not in excess of $0.28 per share of Merchants Common Stock with record and payment dates consistent with the comparable quarters in the prior year (subject to Section 4.20) and (C) acquisitions of shares of Merchants Common Stock resulting from the forfeiture of Merchants Restricted Shares (including for purposes of tax withholding upon vesting) or the net exercise of Merchants Stock Options or Merchants Warrants, in each case outstanding as of the date hereof, in accordance with their terms as of the date hereof, (iii) grant or issue any Rights, (iv) issue or otherwise permit to become outstanding, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or Rights, other than issuances of Merchants Common Stock upon the exercise of Merchants Stock Options or Merchants Warrants, in each case outstanding as of the date hereof pursuant to their terms as of the date hereof, or (iv) make any change in any instrument or Contract governing the terms of any of its securities;

(c)                                  other than in the ordinary course of business consistent with past practice, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;

(d)                                 charge off (except as may otherwise be required by Law or by Regulatory Authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of Loans;

(e)                                  terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed with respect to the repayment of any such material indebtedness, or waive any right of substantial value or discharge or satisfy any material noncurrent Liability (except as may otherwise be required by Law or Contract in effect as of the date hereof or entered into after the date hereof in accordance with the terms of this Agreement);

(f)                                   enter into any new line of business, or change in any material respect its lending, investment, underwriting, risk and asset liability management or other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;

(g)                                  except in the ordinary course of business consistent with past practice: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise; (ii) mortgage or otherwise subject to any Lien, encumbrance or other Liability any of its assets; (iii) except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of $50,000 in the aggregate for Merchants and its Subsidiaries; or (iv) transfer, agree to transfer or grant, or agree to grant, a license to, any of its material Intellectual Property;

(h)                                 other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six (6) months or less)); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(i)                                     other than purchases of investment securities in the ordinary course of business consistent with past practice, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j)                                    terminate, or waive any material provision of, any Contract described in Section 3.2(k) other than normal renewals of Contracts without materially adverse changes of terms, or otherwise amend or modify any such Contract;

(k)                                 other than as required by Merchants Benefit Plans as in effect at the date of this Agreement or as expressly contemplated in this Agreement, (i) adopt, enter into, establish, terminate or amend any Benefit Plan with respect to any director, officer or other Service Provider with an annual base salary or wages that is reasonably anticipated to exceed $125,000 or, other than in the ordinary course of business consistent with past practice, with respect to any other Service Provider, (ii) change the compensation or benefits of any director, officer or other Service Provider with an annual base salary or wages that is reasonably anticipated to exceed $125,000 or, other than in the ordinary course of business consistent with past practice, of any other Service Provider, (iii) adopt or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association, (iv) adopt, enter into, establish, amend or grant any employment, severance, change in control, termination, deferred compensation, pension or retirement arrangement, (v) grant or pay any incentive compensation, (vi) accelerate any rights or benefits under any Merchants Benefit Plan, including accelerating the vesting of, or the lapsing of restrictions with respect to, any Merchants Restricted Shares or Merchants Stock Options or (vii) hire or terminate (other than for cause) any director, officer, or any other Service Provider with annual base salary or wages that is reasonably anticipated to exceed $125,000;

(l)                                     commence, settle or agree to settle any Litigation, except in the ordinary course of business consistent with past practice that (i) involves only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, Merchants or the applicable Subsidiary thereof, and (iii) would not create precedent for claims that are reasonably likely to be material to Merchants or any of its Subsidiaries;

(m)                             revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or the FDIC or any Regulatory Authority;

(n)                                 (i) file any Tax Return except in the ordinary course of business consistent with past practice or amend any Tax Return; (ii) settle or compromise any Tax Liability; (iii) make, change or revoke any Tax election or change any method of Tax accounting, except as required by applicable Law; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law); (v) surrender any claim for a refund of Taxes; or (vi) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes;

(o)                                 change its fiscal or Tax year;

(p)                                 merge or consolidate with any other Person;

(q)                                 acquire assets outside of the ordinary course of business consistent with past practice from any other Person with a value or purchase price in the aggregate in excess of $50,000;

(r)                                    enter into any Contract that would have been required to be disclosed in Section 3.2(k) of the Merchants Disclosure Letter had it been entered into prior to the execution of this Agreement;

(s)                                   make any changes in the mix, rates, terms or maturities of Merchants Bank’s deposits or other Liabilities, except in a manner and pursuant to policies consistent with past practice and competitive factors in the market place; open any new branch or deposit taking facility; or close, relocate or materially renovate any existing branch or facility;

(t)                                    make any Loans, or enter into any commitments to make Loans, which vary other than in immaterial respects from its written Loan policies, a true and correct copy of which policies has been provided to Community; provided, that this covenant shall not prohibit Merchants Bank from extending or renewing Loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of Loans currently in its Loan portfolio;

(u)                                 adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v)                                 renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Merchants or any of its Subsidiaries or, after the Effective Time, Community or any of its Subsidiaries;

(w)                               waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which Merchants or any of its Subsidiaries is a party;

(x)                                 engage in (or modify in a manner adverse to Merchants or its Subsidiaries) any transactions (except for any ordinary course banking relationships permitted under applicable Law) with any Affiliate or any director or officer thereof (or any Affiliate or immediate family member of any such Person or any Affiliate of such Person’s immediate family members);

(y)                                 except in the ordinary course of business consistent with past practice, enter into any new lease of real property or amend the terms of any existing lease of real property;

(z)                                  incur or commit to incur any capital expenditure or authorization or commitment with respect to them that, in the aggregate is in excess of $1,000,000, except as disclosed in the annual business plan or budget previously disclosed to Community or in the ordinary course of business consistent with past practice;

(aa)                          take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(bb)                          agree or commit to take any of the actions prohibited by this Section 4.2.

Section 4.3                                    Litigation.  Each of Community and Merchants shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of Community or Merchants, as applicable, threatened against Community, Merchants or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Community, Merchants or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.  Merchants shall give Community the opportunity to participate (at its own expense) in the defense or settlement of any stockholder or derivative Litigation against Merchants and/or its directors relating to the transactions contemplated by this Agreement (“Stockholder Litigation”), and no such settlement shall be agreed to without Community’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Without otherwise limiting the Indemnified Parties’ rights with regard to the right of counsel, following the Effective Time, the Indemnified Parties shall be entitled to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Stockholder Litigation.

Section 4.4                                    State Filings.  Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, Community and Merchants shall execute and the Parties shall cause to be filed the Certificate of Merger with the Secretary of State of the State of Delaware and any other such filings with the State of Delaware necessary to effect the transactions contemplated in this Agreement.

Section 4.5                                    Merchants Stockholder Approval.  (a)  Merchants shall call and give notice of a meeting of its stockholders (the “Merchants Stockholder Meeting”) to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the Merchants Stockholder Approval and, if so desired and mutually agreed (or otherwise required by Law), upon other matters of the type customarily brought before an annual or special meeting of stockholders to adopt a merger agreement, and Merchants shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable.

The Board of Directors of Merchants shall use its reasonable best efforts to obtain from the stockholders of Merchants the Merchants Stockholder Approval, including by communicating to its stockholders the Merchants Directors’ Recommendation (and including such recommendation in the Proxy Statement), and Merchants shall engage a proxy solicitor reasonably acceptable to Community to assist in the solicitation of proxies from stockholders relating to the Merchants Stockholder Approval; provided, however, that, prior to receipt of the Merchants Stockholder Approval and subject to Sections 6.1 and 6.2, if the Board of Directors of Merchants, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that, because of (x) the receipt of an Acquisition Proposal that constitutes a Superior Proposal or (y) the occurrence of an Intervening Event, failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of Merchants may (A) make an Adverse Recommendation Change (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Merchants may communicate the basis for its Adverse Recommendation Change to Merchants’ stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law or (B) solely in the case of a Superior Proposal that did not result from a breach by Merchants of its obligations under Section 4.12(a), cause Merchants to terminate this Agreement pursuant to Section 6.1(i) and authorize Merchants to enter into a definitive agreement with respect to such Superior Proposal (it being understood and agreed that no such termination shall be effective unless in advance of or concurrently with such termination Merchants pays or causes to be paid to Community the Termination Fee and otherwise complies with Section 6.1(i) and Section 6.2(c)); provided further, that the Board of Directors of Merchants (including any committee thereof) may not take any actions under the foregoing proviso unless (i) it gives Community at least four (4) Business Days’ prior written notice of its intention to take such action and a reasonably detailed description of the Acquisition Proposal or Intervening Event giving rise to its determination to take such action (including, in the case of an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal (including an unredacted copy of all proposed agreements and other documents with respect to such Acquisition Proposal) or any amendment or modification thereof) and (ii) at the end of such notice period, the Board of Directors of Merchants takes into account in good faith any amendment or modification to this Agreement proposed by Community and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable Law to fail to take such action.  During the four (4) Business Day notice period referred to in clause (i) above, Merchants shall, and shall cause its financial and legal advisors to, negotiate with Community in good faith (to the extent Community seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Community.  Any material amendment to any Acquisition Proposal or material development with respect to any Intervening Event will be deemed to be a new Acquisition Proposal or Intervening Event, as the case may be, for purposes of this Section 4.5(a) and will require a new notice period as referred to in this Section 4.5(a), except that any reference to four (4) Business Days shall instead be three (3) Business Days.

(b)                                 Subject to applicable Law, Merchants shall adjourn or postpone the Merchants Stockholder Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Merchants Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Merchants has not received proxies representing a sufficient number of shares necessary to obtain the Merchants Stockholder Approval, and, subject to the terms and conditions of this Agreement, Merchants shall continue to use all reasonable best efforts, together with its proxy solicitor, to solicit proxies from Merchants stockholders in favor of the Merchants Stockholder Approval.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Merchants Stockholder Meeting shall be convened and this Agreement shall be submitted to the stockholders of Merchants at the Merchants Stockholder Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Merchants of such obligation.

Section 4.6                                    Listing of Community Common Stock.  Community shall cause the shares of Community Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 4.7                                    Reasonable Best Efforts.  (a)  Subject to the terms and conditions of this Agreement, including Section 4.8, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that Merchants shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Community, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.

(b)                                 Immediately following the Effective Time (or such later time as Community may direct), the Parties shall take all actions necessary to consummate the Bank Merger.

(c)                                  Each Party undertakes and agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action that would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

(d)                                 The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.

Section 4.8                                    Applications and Consents.  (a)  Community and Merchants shall promptly prepare and file with the SEC, no later than forty-five (45) days after the date of this Agreement, the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Community and Merchants shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Merchants shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its stockholders.  Community shall also use its reasonable best efforts to obtain all necessary state Securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Merchants shall furnish all information concerning Merchants and the holders of Merchants Common Stock as may be reasonably requested in connection with any such action.

(b)                                 The Parties shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits, Consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Requisite Regulatory Approvals), and to comply with the terms and conditions of all such Permits, Consents, approvals and authorizations of all such Governmental Authorities and third parties.  Without limiting the generality of the foregoing, as soon as reasonably practicable and in no event later than forty five (45) days after the date of this Agreement, Community and Merchants shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any Governmental Authority in order to obtain the Requisite Regulatory Approvals.

(c)                                  Community and Merchants shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Merchants or Community, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.  The Parties agree that they will consult with each other with respect to the obtaining of all Permits, Consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.  Each Party shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Authority, Merchants shall give Community and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(d)                                 In furtherance and not in limitation of the foregoing, each of Community and Merchants shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing.

(e)                                  Community and Merchants shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Community, Merchants or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(f)                                   To the extent permitted by applicable Law, Community and Merchants shall promptly advise each other upon receiving any communication, whether in writing or oral, from any Governmental Authority whose Consent is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such Consent will be materially delayed.

(g)                                  As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, Consents, Orders or approvals from, to or with (x) the Federal Reserve Board, the OCC, the FDIC, the Vermont Department of Financial Regulation and/or the Massachusetts Division of Banks that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and (y) any other Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except in the case of this clause (y) for any such authorizations, Consents, Orders or approvals the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Merchants or Community, as the case may be.

(h)                                 Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Community or its Subsidiaries to take, or agree to take, any actions, or to accept any restriction, requirement or condition, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Community, Merchants and their respective Subsidiaries, taken as a whole, or prohibit or materially limit the ownership or operation by Merchants or any of its Subsidiaries, or Community or any of its Subsidiaries, of all or any material portion of the business or assets of Merchants and its Subsidiaries or Community and its Subsidiaries, in each case taken as a whole, or compel Community or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Merchants and its Subsidiaries or Community and its Subsidiaries, in each case taken as a whole (a “Materially Burdensome Regulatory Condition”).

Section 4.9                                    Notification of Certain Matters. Each Party will give prompt written notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, change, circumstance or effect that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Section 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be, or give rise to a termination right under Section 6.1.

Section 4.10                             Investigation and Confidentiality.  (a)  Upon reasonable notice and subject to applicable Laws, Merchants shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of Community, access, during normal business hours during the period prior to the Effective Time, to all of their properties, books, Contracts, commitments, personnel, information technology systems and records, and, during such period, Merchants shall, and shall cause its Subsidiaries to, make available to Community such information concerning their respective businesses, properties and personnel as Community may reasonably request.  Community shall use commercially reasonable efforts to minimize any interference with Merchants’ regular business operations during any such access.  Neither Merchants nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Merchants (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement.  The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  No investigation by Community shall affect the representations and warranties of Merchants or the right of Community to rely thereon.

(b)                                 Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement.

(c)                                  Merchants shall provide Community, no later than fifteen (15) days after the end of each month, an updated list of each of its Delinquent Loans.

Section 4.11                             Press Releases; Publicity.  Prior to the Effective Time, each Party shall consult with and obtain the approval (not to be unreasonably withheld, conditioned or delayed) of the other as to the form and substance of any press release, other public statement or stockholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or stockholder communication or making any other public or stockholder disclosure related thereto; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, NASDAQ or the NYSE; and provided further that, notwithstanding the foregoing, Merchants shall not be required to consult with Community before issuing any press release, other public statement or stockholder communication with respect to an Adverse

Recommendation Change effected in accordance with Section 4.5(a) or with respect to its receipt and consideration of any Acquisition Proposal in accordance with Section 4.12(e).

Section 4.12                             Acquisition Proposals.  (a)  Merchants agrees that it will not, and will cause its Subsidiaries and its Subsidiaries’ respective directors, officers, employees and Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) continue, engage or participate in any negotiations concerning, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person (other than Persons who are Affiliates or Representatives of Merchants or Community) relating to, or (iv) except as expressly permitted by Section 4.5(a), approve, recommend, agree to or accept, any Acquisition Proposal; provided, that, prior to, but not after, the time the Merchants Stockholder Approval is obtained, if Merchants receives an unsolicited bona fide Acquisition Proposal after the date of this Agreement that was not received in violation of clauses (i) — (iv) above, and Merchants’ Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Merchants may, and may permit its directors, officers, employees and Representatives to, furnish or cause to be furnished nonpublic information or data to and participate in such negotiations or discussions with the Person making such Acquisition Proposal to the extent that the Board of Directors of Merchants concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Merchants shall have entered into an Acceptable Confidentiality Agreement and shall provide to Community any such information not previously provided to Community.  Notwithstanding anything to the contrary contained in this Agreement, Merchants and its Representatives may (without any determination by the Board of Directors of Merchants or consultation with outside counsel or its financial advisor) (x) following receipt of an unsolicited bona fide Acquisition Proposal after the date of this Agreement and prior to the time the Merchants Stockholder Approval is obtained that was not received in violation of clauses (i) — (iv) above, contact such third party solely in order to clarify and understand the terms and conditions of such Acquisition Proposal so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and/or (y) direct any Person who makes an Acquisition Proposal or who expresses interest to Merchants in making an Acquisition Proposal to this Agreement, including the provisions of this Section 4.12.  Merchants will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Community with respect to any Acquisition Proposal.  Merchants shall use its reasonable best efforts, subject to applicable Law, to, within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Community and its Affiliates and its and their Representatives) pursuant to any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal.

(b)                                 Merchants shall promptly, and in any event within twenty four (24) hours of receipt, advise Community in writing in the event Merchants or any of its directors, employees, officers or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal or (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish Community with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof).  Merchants shall keep Community informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within twenty four (24) hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting any of the foregoing, Merchants shall promptly (and in any event within twenty four (24) hours) notify Community orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(c)                                  Neither the Board of Directors of Merchants nor any committee thereof shall, except as expressly permitted by Section 4.5(a), (i) (A) withdraw (or modify or qualify in any manner adverse to Community) the approval, recommendation or declaration of advisability by the Board of Directors of Merchants or any such committee of this Agreement, the Merger, or any of the other transactions contemplated hereby, (B) recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (C) resolve, agree or propose to take any such actions or (D) submit this Agreement to its stockholders without recommendation (each such action set forth in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) (A) cause or permit Merchants or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract constituting or relating to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 4.12(a)) or (B) resolve, agree or propose to take any such actions.

(d)                                 Merchants agrees that any breach by its directors, officers, employees, Affiliates or Representatives of this Section 4.12 shall be deemed a breach by Merchants.

(e)                                  Nothing contained in this Agreement shall prevent Merchants or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, a “stop, look and listen” communication shall not be deemed an Adverse Recommendation Change if the Board of Directors of Merchants publicly states that the Merchants Directors’ Recommendation has not changed or refers stockholders to the Merchants Directors’ Recommendation.

Section 4.13                             Takeover Laws.  None of Merchants, Community or their respective Boards of Directors shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

Section 4.14                             Employee Matters.  (a)  The current employees of Merchants or any of its Subsidiaries who continue as employees of Community or its Subsidiaries after the Effective Time (“Continuing Employees”) shall be given, subject to applicable Law, credit for past service with Merchants and its Subsidiaries to the extent credited by Merchants and its Subsidiaries prior to the Effective Time for purposes of determining eligibility for and vesting of employee benefits (but not for pension benefit accrual purposes) under all welfare and retirement programs maintained by Community or its Subsidiaries in which such Continuing Employees participate following the Effective Time and for purposes of determining length of vacation, sick time, paid time off and severance under Community’s applicable plan or policy, except if any such credit would result in a duplication of benefits. In addition, under the welfare plans of Community and its Subsidiaries in which Continuing Employees participate, Community shall use its commercially reasonable efforts to (i) waive, or cause to be waived, for each participating Continuing Employee, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Merchants or its Subsidiaries prior to the Effective Time and (ii) recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by each participating Continuing Employee in the calendar year in which the Effective Time occurs.

(b)                                 In the event that the employment of any Continuing Employee shall be terminated by Community or one of its Subsidiaries, other than for Cause, during the Severance Period (as each term is defined in Schedule 4.14(b)), such Continuing Employee shall be entitled (subject to meeting applicable eligibility and vesting requirements) to receive severance benefits as set forth in Schedule 4.14(b).

(c)                                  Prior to the Effective Time, Merchants shall take, and shall cause its Subsidiaries to take, all actions that may be requested by Community in writing with respect to (i) causing one or more Merchants Benefit Plans (other than (x) any employment agreements and severance arrangements with Continuing Employees in effect as of the date of this Agreement to the extent such agreements are set forth on Section 3.2(j)(i) of the Merchants Disclosure Letter and (y) the Director Deferred Compensation Plans (provided, however, that the Parties may mutually determine to terminate such plans) to terminate as of or following the date immediately preceding the Effective Time or for benefit accruals and entitlements to cease as of or following the date immediately preceding the Effective Time, (ii) causing the continuation on and after the Effective Time of any Contract, arrangement or insurance policy relating to any Merchants Benefit Plan for such period as may be requested by Community, or (iii) cooperating with Community to facilitate the merger of any Merchants Benefit Plan into any Benefit Plan of Community or its Subsidiaries as of or following the Effective Time. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to Community’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d)                                 Community shall honor, each in accordance with its terms, the employment agreements and severance arrangements in effect as of the date of this Agreement to the extent such agreements are set forth on Section 3.2(j)(i) of the Merchants Disclosure Letter, except to the extent that any such agreements or arrangements are superseded or terminated as of or following the Effective Time.

(e)                                  In the event of any termination of any Merchants Benefit Plan providing employer-provided health coverage or consolidation of any such plan with any Benefit Plan of Community or any of its Subsidiaries providing employer-provided health coverage within twelve (12) months after the Effective Time, (i) Community shall, or shall cause its Subsidiaries to, make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to similarly situated employees of Community and its Subsidiaries and (ii) former employees of Merchants or any of its Subsidiaries and their qualified beneficiaries will have the right to continued coverage under group health plans of Community to the extent required by COBRA.  During the twelve (12) months after the Effective Time, unless a Continuing Employee causes coverage to terminate under a Merchants Benefit Plan providing employer-provided health coverage prior to the time that a Continuing Employee becomes eligible to participate in any Benefit Plan of Community or any of its Subsidiaries providing employer-provided health coverage, neither Community nor any of its Subsidiaries shall terminate the coverage of any of the Continuing Employees or their dependents as of the Effective Time under any Merchants Benefit Plan providing employer-provided health coverage prior to the time such Continuing Employees and their dependents become eligible to participate in a Benefit Plan of Community or any of its Subsidiaries providing employer-provided health coverage.

(f)                                   As of the Effective Time, Community shall assume the Merchants Amended and Restated Deferred Compensation Plan for Directors, the Merchants 1996 Compensation Plan for Non-Employee Directors, the Merchants Salary Continuation Plan and the Merchants and Subsidiaries Amended and Restated 2008 Compensation Plan for Non-Employee Directors and Trustees (collectively, the “Director Deferred Compensation Plans”) and shall continue to honor the terms and obligations thereunder unless the Director Deferred Compensation Plans are terminated prior to the Effective Time by mutual agreement of the Parties.

(g)                                  The provisions of this Section 4.14 are solely for the benefit of the parties hereto, and no Service Provider or any other Person shall be regarded for any purpose as a third party beneficiary of this Agreement.  Nothing herein, expressed or implied, shall be construed as an amendment to any Benefit Plan for any purpose or confer upon any Continuing Employee or any other Person any right to employment or continued employment with any of the parties hereto or any of their Subsidiaries or Affiliates for any period. Nothing in this Section 4.14 shall be construed to limit the right of Community or any of its Subsidiaries (including, following the Effective Time, Merchants and its Subsidiaries) to amend or terminate any Merchants Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require Community or any of its Subsidiaries to retain the employment of any particular Continuing Employee for any fixed period of time following the Effective Time.

Section 4.15                             Certain Policies.  Following receipt of all Requisite Regulatory Approvals and adoption of this Agreement at the Merchants Stockholder Meeting:

(a)                                 Merchants shall, consistent with GAAP and applicable Law and on a basis mutually satisfactory to it and Community, modify and change its accounting, investment, loan, litigation and real estate valuation policies and practices (including loan classifications, content and size of investment portfolio, and levels of reserves and accruals) so as to be applied, in all material respects, on a basis that is consistent with that of Community;

(b)                                 Merchants and Community shall review the adequacy of reserves for loan losses currently established by Merchants and, if deemed warranted by both parties under GAAP, Merchants shall make mutually acceptable changes to such reserves; and

(c)                                  Merchants shall consult with Community with respect to determining the amount and timing of recognizing, for financial accounting and income Tax reporting purposes, Merchants’ expenses incurred in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement, and, subject to GAAP and applicable Law, Merchants shall recognize its costs and expenses in connection with the transactions contemplated hereby at such time or times as are reasonably requested by Community.

Section 4.16                             Indemnification.  (a)  From and after the Effective Time, Community shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director, officer or employee of Merchants and its Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, settlements effected with the prior written consent of Community (such consent not to be unreasonably withheld, conditioned or delayed), fines, losses, taxes, damages or liabilities incurred in connection with or arising out of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether formal or informal, and whether arising before or after the Effective Time (regardless of whether the Indemnified Party is as a named party or a participant other than as a named party, including as a witness), arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of Merchants or any of its Subsidiaries or otherwise in connection with any action taken or not taken at the request of Merchants or any of its Subsidiaries or is or was serving at the request of Merchants or any of its Subsidiaries as a director, officer employee, agent, trustee or fiduciary of another Person (including in any capacity with respect to any employee benefit plan) and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and Community shall also advance expenses as incurred by such Indemnified Party to the fullest extent permitted by applicable Law within thirty (30) days after a written request setting forth such expenses in reasonable detail; provided that the Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such

Indemnified Party is not entitled to indemnification.  The Indemnified Party shall reasonably cooperate with Community in the Indemnified Party’s defense of any such claim, action, suit, proceeding or investigation.

(b)                                 For a period of six (6) years after the Effective Time, Community shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Merchants (provided, that Community may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Merchants or any of its Subsidiaries arising from matters, acts or omissions which occurred at or before the Effective Time (including in connection with the approval of this Agreement and the transactions contemplated by this Agreement); provided, that Community shall not be obligated to expend, on an annual basis, an amount in excess of three hundred percent (300%) of the current annual premium paid as of the date hereof by Merchants for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Community shall cause to be maintained policies of insurance which, in Community’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, Merchants in consultation with Community, may (and at the request of Community, Merchants shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6) year “tail” policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.  If Merchants obtains such a “tail policy,” Community shall maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for such six (6) year period.

(c)                                  Subject to applicable Law, the obligations of Community and Merchants under this Section 4.16 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Indemnified Party or any other Person entitled to the benefit of this Section 4.16 without the prior written consent of the affected Indemnified Party or affected Person (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 4.16).

(d)                                 The provisions of this Section 4.16 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification, advancement, exculpation or contribution that any such individual may have under the Bylaws of Merchants or its Subsidiaries, or by indemnification agreement, resolution, contract or otherwise.  If Community or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 4.16 are not otherwise transferred and assumed by such successors and assigns by operation of Law or otherwise, Community will cause proper provision to be made so that the successors and assigns of Community will expressly assume the obligations set forth in this Section 4.16.

Section 4.17                             Merchants Debt.  (a) Community will execute and deliver, or cause to be executed and delivered, by or on behalf of Merchants, at or prior to the Effective Time, any supplements, amendments or other instruments required for the due assumption of Merchants’ outstanding fixed and floating rate Junior Subordinated Debentures due 2034 (the “Merchants Debentures”) and (to the extent informed of such requirement by Merchants) other agreements to the extent reasonably required by the terms of the Merchants Debentures.

(b)                                 Prior to the Effective Time, Merchants shall, and shall causes its Subsidiaries to, take all such actions reasonably requested by Community or any of its Subsidiaries with respect to the Merchants Debentures (i) to the extent required by the terms of the Merchants Debentures or under applicable Law to be taken prior to the Effective Time, including, without limitation, the giving of any notices that may be required in connection with the Merger or the Bank Merger, and the delivery of any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required in connection with the Merger, the Bank Merger and the respective consummation thereof or (ii) in order to facilitate Community’s compliance with the foregoing Section 4.17(a).

Section 4.18                             Exemption from Liability under Section 16(b).  The Board of Directors of Community and of Merchants, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Merchants) any dispositions of or other transactions in Merchants Common Stock by the Merchants Insiders, and (in the case of Community) any acquisitions of Community Common Stock by any person who, immediately following the Merger, will be officers or directors of Community subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Community, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

Section 4.19                             Systems Integration.  From and after the date hereof, Merchants and Merchants Bank shall and shall cause their directors, officers and employees to, and shall use commercially reasonable efforts (during normal business hours and without undue disruption to either business) to cause Merchants Bank’s data processing consultants and software providers to, cooperate and assist Community, upon Community’s reasonable request, in connection with an electronic and systems conversion of all applicable data of Merchants and its Subsidiaries concerning the Loans, deposits and other assets and Liabilities of Merchants and its Subsidiaries to the Community systems.  Merchants and its Subsidiaries shall cooperate with Community in connection with the planning for the efficient and orderly combination of the parties and the operation of Community Bank (including the former operations of Merchants Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Community may decide.  After the execution of this Agreement, Merchants and Community shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters.  Notwithstanding any other provision contained in this Agreement, (i) neither Community nor Community Bank shall be permitted to exercise control of Merchants or Merchants Bank prior to the Effective Time, and (ii) neither Merchants nor Merchants Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws.

Section 4.20                             Dividends.  After the date of this Agreement, each of Community and Merchants shall coordinate with the other the declaration of any dividends in respect of Community Common Stock and Merchants Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Merchants Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their shares of Merchants Common Stock and any shares of Community Common Stock any such holder receives in exchange therefor in the Merger.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

Section 5.1                                    Conditions to Obligations of Each Party.  The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.6:

(a)                                 Stockholder Approval.  Merchants shall have obtained the Merchants Stockholder Approval.

(b)                                 Regulatory Approvals.  (i) All Requisite Regulatory Approvals shall have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) solely insofar as this condition relates to the obligations of Community, no such Requisite Regulatory Approval shall impose or contain any Materially Burdensome Regulatory Condition.

(c)                                  No Orders or Restraints; Illegality.  No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger or the Bank Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger or the Bank Merger.

(d)                                 Registration Statement.  The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)                                  Listing of Community Common Stock.  The shares of Community Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 5.2                                    Conditions to Obligations of Community.  The obligations of Community to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Community pursuant to Section 7.6:

(a)                                 Representations and Warranties.  The representations and warranties of Merchants set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that, in each case, no representation or warranty of Merchants (other than the representations and warranties set forth in (i) Section 3.2(c)(i), which shall be true and correct except to a de minimis extent, and Section 3.2(e)(C), which shall be true and correct in all respects, and (ii) Sections 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.2(b)(iii), 3.2(b)(iv), 3.2(b)(v)(A), 3.2(c)(ii), 3.2(t), 3.2(u), 3.2(y) and 3.2(z) (collectively, the “Merchants Fundamental Representations”), which shall be true and correct in all material respects) shall be deemed untrue and incorrect for purposes hereunder as a consequence of the existence of any fact, event, change, circumstance or effect inconsistent with such representation or warranty, unless such fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects inconsistent with any representation or warranty of Merchants, has had or would reasonably be expected to have a Material Adverse Effect on Merchants; provided, further, that for purposes of determining whether a representation or warranty (other than a Merchants Fundamental Representation) is true and correct for purposes of this Section 5.2(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Community shall have received a certificate, dated the Closing Date, signed on behalf of Merchants by the chief executive officer of Merchants, to such effect.

(b)                                 Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Merchants to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Community shall have received a certificate, dated the Closing Date, signed on behalf of Merchants by the chief executive officer of Merchants, to such effect.

(c)                                  Material Adverse Effect.  Since the date hereof, there shall not have occurred any fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects, that has had or would reasonably be expected to have a Material Adverse Effect on Merchants.

(d)                                 Tax Opinion.  Community shall have received a written opinion from Cadwalader, Wickersham & Taft LLP in form and substance reasonably satisfactory to Community, dated as of the Closing Date, substantially to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Community and Merchants reasonably satisfactory in form and substance to such counsel.

Section 5.3                                    Conditions to Obligations of Merchants.  The obligations of Merchants to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Merchants pursuant to Section 7.6:

(a)                                 Representations and Warranties.  The representations and warranties of Community set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that, in each case, no representation or warranty of Community (other than the representations and warranties set forth in (i) Section 3.3(h)(B), which shall be true and correct in all respects, and (ii) Sections 3.3(a), 3.3(b)(i), 3.3(b)(ii), 3.3(b)(iii)(A), 3.3(c), 3.3(j) and 3.3(m) (collectively, the “Community Fundamental Representations”) which shall be true in all material respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event, change, circumstance or effect inconsistent with such representation or warranty, unless such fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects inconsistent with any representation or warranty of Community has had or would reasonably be expected to have a Material Adverse Effect on Community; provided, further, that for purposes of determining whether a representation or warranty (other than a Community Fundamental Representation) is true and correct for purposes of this Section 5.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Merchants shall have received a certificate, dated the Closing Date, signed on behalf of Community by the chief executive officer of Community, to such effect.

(b)                                 Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Community to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Merchants shall have received a certificate, dated the Closing Date, signed on behalf of Community by the chief executive officer of Community, to such effect.

(c)                                  Material Adverse Effect.  Since the date hereof, there shall not have occurred any fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects, that has had or would reasonably be expected to have a Material Adverse Effect on Community.

(d)                                 Tax Opinion.  Merchants shall have received a written opinion from Goodwin Procter LLP in form and substance reasonably satisfactory to Merchants, dated as of the Closing Date, substantially to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Community and Merchants reasonably satisfactory in form and substance to such counsel.

ARTICLE 6

TERMINATION

Section 6.1                                    Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the Merchants Stockholder Approval (except as provided in Section 6.1(i)), this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                                 By mutual written consent of Merchants and Community;

(b)                                 By either Community or Merchants (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Merchants, in the case of a termination by Community, or Community, in the case of a termination by Merchants, which breach or failure to be true, either individually or in the aggregate with all the other breaches by such Party (or failures of representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 5.2, in the case of a termination by Community, or Section 5.3, in the case of a termination by Merchants, and which is not cured within thirty (30) days following written notice to Merchants, in the case of a termination by Community, or Community, in the case of a termination by Merchants, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Expiration Date);

(c)                                  By either Community or Merchants in the event that the Merchants Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Merchants Stockholders Meeting; provided that Merchants may not terminate this Agreement under this Section 6.1(c) if it has not complied in all material respects with any adjournment or postponement obligations under Section 4.5;

(d)                                 By either Community or Merchants in the event that a court of competent jurisdiction or other Governmental Authority shall have issued any Order restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such Order shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted;

(e)                                  By either Community or Merchants in the event that the Merger has not been consummated by 5:00 p.m., New York City time, on the nine (9) month anniversary of the date of this Agreement (the “Expiration Date”), provided that the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(e) and provided, further, that if, on the Expiration Date, all conditions to this Agreement have been satisfied or waived or, with respect to conditions that can only be satisfied at the Closing, are then capable of being satisfied at the Closing, except for the conditions set forth in Section 5.1(b), then either Community or Merchants shall have the right, by written notice to the other Party not later than

5:00 p.m., New York City time, on the Expiration Date, to extend the Expiration Date for an additional three (3) month period;

(f)                                   By Community in the event that Community or any of its Affiliates receives written notice from a Governmental Authority that it has finally determined not to grant (or has rescinded or revoked if previously approved) any Requisite Regulatory Approval or receives written notice from a Governmental Authority that it has finally determined not to grant such Requisite Regulatory Approval without imposing a Materially Burdensome Regulatory Condition;

(g)                                  By Community in the event that (i) the Merchants Board of Directors or any committee thereof effects an Adverse Recommendation Change (it being understood that any written notice by Merchants to Community of Merchants’ intention to make an Adverse Recommendation Change pursuant to Section 4.5 in advance of making an Adverse Recommendation Change shall not result in Community having any termination rights pursuant to this Section 6.1(g)), (ii) Merchants has failed to comply in all material respects with its obligations under Section 4.5 or 4.12 (it being understood and agreed that any failure to comply with the first sentence of Section 4.12(a) shall be deemed a failure by Merchants to comply in all material respects only if such non-compliance resulted in an Acquisition Proposal), (iii) a tender offer or exchange offer for fifteen percent (15%) or more of the outstanding shares of Merchants Common Stock is commenced and Merchants shall not have sent to its stockholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement that the Board of Directors of Merchants recommends rejection of such tender or exchange offer, or (iv) an Acquisition Proposal (other than a tender or exchange offer covered by clause (iii) of this Section 6.1(g)) with respect to Merchants is publicly announced and, upon Community’s request, Merchants fails to issue a press release announcing its opposition to such Acquisition Proposal and reaffirming the Merchants Directors’ Recommendation within five (5) Business Days after such request;

(h)                                 By Merchants, if the Merchants Board of Directors so determines by a majority vote of the members of the entire Merchants Board of Directors, at any time during the five (5)-day period commencing on the Determination Date, if and only if both of the following conditions are satisfied:

(i)                                     (A) The Community Market Value is less than (B) the Initial Community Market Value multiplied by 0.75; and

(ii)                                  (A) The number obtained by dividing the Community Market Value by the Initial Community Market Value (the “Community Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.20 from such quotient (such number, the “Index Ratio”);

subject, however, to the following four (4) sentences.  If Merchants elects to exercise its termination right pursuant to this Section 6.1(h), it shall give prompt written notice thereof to Community, but in any event not later than the end of the five (5) day period referred to above.  During the five (5) Business Day period commencing with its receipt of such notice, Community shall have the option of increasing the Stock Election

Consideration to equal the lesser of (A) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Election Consideration (as then in effect) and the Index Ratio, and the denominator of which is equal to the Community Ratio, or (B) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Election Consideration (as then in effect), the Initial Community Market Value and 0.75, and the denominator of which is the Community Market Value.  If the Stock Election Consideration is so increased, the Mixed Stock Consideration shall be automatically increased to equal the amount obtained by multiplying the increased Stock Election Consideration determined pursuant to the immediately preceding sentence by 0.70.  If within such five (5) Business Day period, Community delivers written notice to Merchants that it intends to proceed with the Merger by paying such additional consideration as contemplated by the two preceding sentences, then no termination shall have occurred pursuant to this Section 6.1(h), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Stock Election Consideration and the Mixed Stock Consideration shall have been so modified).

For purposes of this Section 6.1(h), the following terms shall have the meanings indicated below:

“Community Market Value” means the volume-weighted average trading price of the Community Common Stock on the NYSE for the twenty (20) trading day period ending on and including the third (3rd) trading day immediately preceding the Determination Date.

“Determination Date” means the later of (i) the date on which the last Requisite Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Merchants Stockholder Approval is obtained.

“Final Index Price” means the average closing price of the Index for the same trading days used in calculating the Community Market Value.

“Index” means the SNL Midcap U.S. Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL Midcap U.S. Bank Index.

“Initial Community Market Value” means $47.70.

“Initial Index Price” means $340.33.

If Community or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.1(h); or

(i)                                     By Merchants, prior to the receipt of the Merchants Stockholder Approval, in order to accept a Superior Proposal in accordance with, and subject to the terms and conditions of, Section 4.5(a); provided, however, that Merchants shall substantially concurrently with such termination enter into a definitive agreement with respect to such Superior Proposal and concurrently with or prior to such termination Merchants shall pay or cause to be paid to Community the Termination Fee pursuant to Section 6.2(c).

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 6.1 shall give written notice of such termination to the other Party in accordance with Section 7.8, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 6.2                                    Termination Fee.  (a)  In the event that (i) (A) either Party terminates this Agreement pursuant to Section 6.1(c) or 6.1(e), or (B) Community terminates this Agreement pursuant to Section 6.1(b), (ii) prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to the Board of Directors or management of Merchants or any of its Subsidiaries or shall have been made directly to its stockholders or been publicly announced, and (iii) within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement is entered into by Merchants with respect to an Acquisition Proposal, Merchants shall pay Community, by wire transfer of immediately available funds, an amount equal to $10,720,000 (the “Termination Fee”), on the date of the earliest to occur of the events described in clause (iii) above; provided that for purposes of this Section 6.2(b), all references in the definition of “Acquisition Proposal” to fifteen percent (15%) shall be to fifty percent (50%).

(b)                                 In the event that Community terminates this Agreement pursuant to Section 6.1(g), Merchants shall pay to Community, by wire transfer of immediately available funds, the Termination Fee within two (2) Business Days after the date this Agreement is terminated.

(c)                                  In the event that Merchants terminates this Agreement pursuant to Section 6.1(i), Merchants shall pay to Community, by wire transfer of immediately available funds, the Termination Fee concurrently with or prior to the termination of this Agreement.

(d)                                 Merchants hereby acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Community would not enter into this Agreement.  In the event that Merchants fails to pay if and when due any amount payable under this Section 6.2, then (i) Merchants shall reimburse Community for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) Merchants shall pay to Community interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Community) in effect on the date such overdue amount was originally required to be paid.

(e)                                  The payment of the Termination Fee shall fully discharge Merchants from and be the sole and exclusive remedy of Community with respect to any and all losses that may be suffered by Community based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement.  In no event shall Merchants be required to pay the Termination Fee on more than one occasion.

Section 6.3                                    Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Community, Merchants, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) except as set forth in Section 6.2(e), a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured Willful Breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.1                                    Definitions.  (a)  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“2013 Warrants” means the warrants originally issued on April 30, 2013 by NUVO Bank & Trust Company (with respect to which Merchants issued replacement warrants on December 4, 2015) to purchase shares of Merchants Common Stock at a price per share of $20.69, expiring on April 30, 2017.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms substantially similar to and no less favorable in the aggregate to Merchants than the terms of the Confidentiality Agreement; provided, however, that such confidentiality agreement may contain additional provisions that permit Merchants to comply with the provisions of Sections 4.5 and 4.12.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of fifteen percent (15%) or more of the consolidated assets of Merchants and its Subsidiaries or fifteen percent (15%) or more of any class of equity or voting securities of Merchants or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of Merchants, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of Merchants or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of Merchants, or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Merchants or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of Merchants.

“Affiliate” of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by Contract or otherwise.

“Available Cash Election Amount” shall mean the difference between (a) the product of the Mixed Cash Consideration multiplied by the total number of shares of Merchants Common Stock (other than Merchants Shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time, minus (b) the product of (i) the total number of Mixed Election Shares (it being understood, for the avoidance of doubt, that No Election Shares shall be deemed to be Mixed Election Shares for this purpose), multiplied by (ii) the Mixed Cash Consideration, minus (c) the product of (i) the total number of Dissenting Shares and Merchants Restricted Shares as of immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration Value.

“Average Trading Price” shall mean the volume-weighted average trading price of Community Common Stock on the NYSE during the twenty (20) trading day period ending on and including the third (3rd) trading day immediately preceding the date upon which the Effective Time occurs.

“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), including any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, collective bargaining agreement, employee stock ownership, severance, change in control, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal or written or oral.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.

“Business Day” shall mean any day that the NYSE is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

“Cash Election Amount” shall mean the product of the number of Cash Election Shares multiplied by the Cash Election Consideration.

“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.

“Community Benefit Plan” shall mean any Benefit Plan that is entered into, maintained by, sponsored in whole or in part by, or contributed to by Community or any Subsidiary or ERISA Affiliate thereof, or under which Community or any Subsidiary or ERISA

Affiliate thereof could reasonably be expected to have any obligation or Liability, whether actual or contingent, with respect to any employee of Community.

“Community Common Stock” or “Community Shares” shall mean the $1.00 par value per share common stock of Community.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated June 13, 2016, by and between Community and Merchants.

“Consent” shall mean any filing, notice, registration, consent, approval, authorization, clearance, exemption, waiver, or similar affirmation with, to or by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for Permits, licenses and other authorizations that may be required.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, treated as a single employer with such Person under Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exhibits” A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Facilities” shall mean all buildings and improvements on the property of any Person.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank).

“FINRA” shall mean the Financial Industry Regulatory Authority.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, arbitrator or arbitration panel, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Intervening Event” shall mean any material event or development or material change in circumstances with respect to Merchants and its Subsidiaries, taken as a whole, that (i) arises or occurs after the date of this Agreement and was neither known by nor reasonably foreseeable to the Merchants Board of Directors as of or prior to the date hereof and (ii) does not relate to (A) any Acquisition Proposal or (B) any Requisite Regulatory Approval.

“ISS” shall mean Institutional Shareholder Services, Inc.

“Knowledge” shall mean (i) with respect to Merchants, the knowledge of the individuals listed in Section 7.1 of the Merchants Disclosure Letter, after reasonable inquiry, and (ii) with respect to Community, the knowledge of the individuals listed in Section 7.1 of the Community Disclosure Letter, after reasonable inquiry.

“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, claim, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property Taxes not yet due and payable.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“Material Adverse Effect” on Merchants or Community, as the case may be, shall mean a material adverse effect on (i) the financial condition, property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole or (ii) the ability of such Party and its Subsidiaries to perform their obligations under this Agreement or to timely consummate the Merger, the Bank Merger, or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include: (x) for purposes of (i) above, (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (B) changes after the date of this Agreement in Laws or interpretations of Laws by Governmental Authorities of general applicability to banks and their holding companies, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, (D) changes after the date of this Agreement in market interest rates, (E) changes resulting from the announcement or pendency of the Merger or the other transactions contemplated hereby (including the impact thereof on relationships with customers, Service Providers or partners) or actions or inactions expressly required by this Agreement, (F) changes resulting from any Stockholder Litigation, and (G) changes after the date of this Agreement resulting from any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period (it being understood that the circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), except with respect to clauses (A), (B), (C) and (D) to the extent that the effects of such changes are disproportionately adverse to the financial condition, property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies; or (y) for purposes of (ii) above, the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party.

“Merchants Benefit Plan” shall mean any Benefit Plan that is entered into, maintained by, sponsored in whole or in part by, or contributed to by Merchants or any Subsidiary or ERISA Affiliate thereof, or under which Merchants or any Subsidiary or ERISA Affiliate thereof could reasonably be expected to have any obligation or Liability, whether actual or contingent, with respect to any Service Provider.

“Merchants Common Stock” or “Merchants Shares” shall mean the $0.01 par value per share common stock of Merchants.

“Merchants Deferred Share” shall mean a right to receive a share of Merchants Common Stock under any Director Deferred Compensation Plan that is outstanding immediately prior to the Effective Time.

“Merchants Insiders” shall mean those officers and directors of Merchants subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Merchants.

“Merchants Stockholder Approval” shall mean the adoption of this Agreement by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Merchants Common Stock.

“Merchants Warrants” means the 2013 Warrants and the Organizers’ Warrants.

“NYSE” shall mean the New York Stock Exchange.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or other Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Organizers’ Warrants” means the warrants originally issued on April 25, 2008 by NUVO Bank & Trust Company (with respect to which Merchants issued replacement warrants on December 4, 2015), to purchase Merchants Common Stock at a price per share of $41.39, expiring on April 25, 2018.

“Party” shall mean Community, on the one hand, or Merchants, on the other hand, and “Parties” shall mean Community and Merchants.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Person” shall mean any natural person or any legal, commercial, or governmental entity, including a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Proxy Statement” shall mean the proxy statement relating to the Merchants Stockholder Meeting (including any amendments or supplements thereto).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Community under the Securities Act with respect to the shares of Community Common Stock to be issued to the holders of Merchants Common Stock in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board (including any Federal Reserve Bank), the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, the Vermont Commissioner, the Massachusetts Commissioner of Banks, the New York Department of Financial Services, the Pennsylvania Department of Banking & Securities, any state attorney general, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include Merchants Stock Options and Merchants Warrants.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.

“Service Provider” shall mean any current or former director, officer, employee or individual independent contractor or consultant of Merchants or any of its Subsidiaries.

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Merchants Common Stock on terms that the Board of Directors of Merchants concludes in good faith to be more favorable from a financial point of view to Merchants’ stockholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Community to amend or modify the terms of the transactions contemplated by this Agreement), (i) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement and break-up fee provisions and conditions to closing) and any other relevant factors permitted under applicable Law.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any Liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Return” shall mean any report, return, information return, or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by Merchants.

“Vermont Commissioner” shall mean the Commissioner of the Department of Financial Regulation of the State of Vermont.

“Willful Breach” shall mean a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b)           The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

2013 Warrant Cash Payment	Section 2.8(b)(ii)
Adjusted 2013 Warrant Exercise Price	Section 2.8(b)(i)
Adjusted 2013 Warrant Share Number	Section 2.8(b)(ii)
Adjusted Organizers’ Warrant Exercise Price	Section 2.8(a)
Adjusted Organizers’ Warrant Share Number	Section 2.8(a)
Adverse Recommendation Change	Section 4.12(c)
Agreement	Preamble
Anti-Corruption Laws	Section 3.2(h)(vi)
Anti-Money Laundering Laws	Section 3.2(h)(vii)
Appraisal Rights	Section 2.4(a)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
Book-Entry Shares	Section 2.3(b)
Capitalization Date	Section 3.2(c)(i)
Cash Election	Section 2.1(a)
Cash Election Consideration	Section 2.1(a)
Cash Election Share	Section 2.2(c)
Cash Fraction	Section 2.2(c)(i)
CECL	Section 3.2(o)
Certificate of Merger	Section 1.4
Closing	Section 1.3
Closing Date	Section 1.3
Community	Preamble

Community Bank	Recitals
Community Disclosure Letter	Section 3.1
Community Fundamental Representations	Section 5.3(a)
Community Market Value	Section 6.1(h)
Community Preferred Stock	Section 3.3(c)
Community Ratio	Section 6.1(h)
Community Regulatory Agreement	Section 3.3(f)(ii)
Community Reports	Section 3.3(d)(ii)
Continuing Employees	Section 4.14(a)
CRA	Section 3.2(p)
Delinquent Loans	Section 3.2(n)(ii)
Determination Date	Section 6.1(h)
DGCL	Recitals
Director Deferred Compensation Plans	Section 4.14(f)
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.4
Election Deadline	Section 2.2(c)
Election Form	Section 2.2(a)
Election Form Record Date	Section 2.2(a)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Expiration Date	Section 6.1(e)
Final Index Price	Section 6.1(h)
Fractional Share Consideration	Section 2.1(a)
Indemnified Party	Section 4.16(a)
Index	Section 6.1(h)
Index Ratio	Section 6.1(h)(ii)
Initial Community Market Value	Section 6.1(h)
Initial Index Price	Section 6.1(h)
IRS	Section 3.2(j)(i)
Loans	Section 3.2(n)(i)
Mailing Date	Section 2.2(a)
Materially Burdensome Regulatory Condition	Section 4.8(h)
Merchants	Preamble
Merchants Bank	Recitals
Merchants Certificates	Section 2.3(b)
Merchants Debentures	Section 4.17(a)
Merchants Director Designees	Section 1.5(b)
Merchants Directors’ Recommendation	Section 3.2(b)(ii)
Merchants Disclosure Letter	Section 3.1
Merchants Financial Statements	Section 3.2(d)(iii)
Merchants Fundamental Representations	Section 5.2(a)
Merchants Owned Properties	Section 3.2(w)
Merchants Preferred Stock	Section 3.2(c)(i)
Merchants Real Property	Section 3.2(w)
Merchants Regulatory Agreement	Section 3.2(h)(iv)

Merchants Reports	Section 3.2(d)(ii)
Merchants Restricted Share	Section 2.5(b)
Merchants Stock Option	Section 2.5(a)
Merchants Stock Option Consideration	Section 2.5(a)
Merchants Stockholder Meeting	Section 4.5(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Mixed Cash Consideration	Section 2.1(a)
Mixed Election	Section 2.1(a)
Mixed Election Consideration	Section 2.1(a)
Mixed Election Share	Section 2.2(c)
Mixed Stock Consideration	Section 2.1(a)
No Election Shares	Section 2.2(c)
NPPI	Section 3.2(q)
PBGC	Section 3.2(j)(i)
Per Share Merger Consideration Value	Section 2.5(a)
Permitted Liens	Section 3.2(w)
Premium Cap	Section 4.16(b)
Proposed Dissenting Shares	Section 2.4(a)
Replacement 2013 Warrant Certificate	Section 2.8(b)(iv)
Replacement Organizers’ Warrant Certificate	Section 2.8(a)
Requisite Regulatory Approvals	Section 4.8(g)
Sanctioned Country	Section 3.2(h)(ix)
Sanctions	Section 3.2(h)(ix)
Stock Election	Section 2.1(a)
Stock Election Consideration	Section 2.1(a)
Stock Election Share	Section 2.2(c)
Stockholder Litigation	Section 4.3
Stockholder Support Agreement	Recitals
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.2(u)
Termination Fee	Section 6.2(a)
Title IV Plan	Section 3.2(j)(iv)
WARN	Section 3.2(i)(iii)

(c)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

Section 7.2            Non-Survival of Representations and Covenants.  The respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time, except for Section 4.16 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 7.3            Expenses.  Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, whether or not such transactions are consummated, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Community and Merchants shall bear and pay fifty percent (50%) of all printing and mailing costs associated with the Registration Statement and Proxy Statement and any amendment or supplement thereto.

Section 7.4            Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the Merchants Disclosure Letter, the Community Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or Liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Notwithstanding any other provision hereof to the contrary, except for Section 4.16, no consent, approval, or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement; provided that, notwithstanding the foregoing clause, following the Effective Time only (but not unless and until the Effective Time occurs), (i) the provisions of Section 4.16 shall be enforceable by each Indemnified Party described therein, and (ii) each holder of Merchants Common Stock, who properly surrenders his, her or its Merchants Common Stock in accordance with Article 2, shall have the right to receive the applicable Merger Consideration and such right shall be enforceable by such holder of Merchants Common Stock.

Section 7.5            Amendments.  Before the Effective Time, this Agreement (including the Merchants Disclosure Letter, the Community Disclosure Letter and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Merchants Stockholder Approval has been obtained, except to the extent that any such amendment would require the approval of the stockholders of Merchants, unless such required approval is obtained.

Section 7.6            Waivers.  (a)  Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b)           The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

Section 7.7            Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

Section 7.8            Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by email, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

To Community:

Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
Fax:  (315) 445-7347
Email:  Joe.Getman@communitybankna.com
Attention:  General Counsel

Copy to Counsel (which shall not constitute notice):

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Fax:  (212) 504-6666
Email:  Andrew.Alin@cwt.com
Attention:  Andrew P. Alin

To Merchants:

Merchants Bancshares, Inc.
275 Kennedy Drive
South Burlington, Vermont 05403
Fax:  (802) 865-1834
Email:  ghesslink@mbvt.com
Attention:  President & Chief Executive Officer

Copy to Counsel (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02110
Fax: (617) 523-1231
Email:  wmayer@goodwinlaw.com

skirby@goodwinlaw.com

lhaddad@goodwinlaw.com
Attention:  William P. Mayer

Samantha M. Kirby

Lisa R. Haddad

Section 7.9            Governing Law; Jurisdiction.  (a)  This Agreement and all disputes or controversies arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of another jurisdiction, provided that the Laws of the United States shall govern the consummation of the Bank Merger.

(b)           Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matters is vested in the Federal courts, any Federal court located in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Court of Chancery or, to the extent required by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, (x) any claim that such Party is not personally subject to the jurisdiction of any such court, (y) any claim that such Party and such Party’s property is immune from any legal process issued by any such court and (z) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 7.8.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 7.10          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 7.11          Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.12          Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

Section 7.13          Severability.  If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 7.14          Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 7.15          Specific Performance.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and, in any action for specific performance, each Party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement).  The

Parties hereto further agree that (i) by seeking the remedies provided for in this Section 7.15, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 7.15 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 7.15 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 7.15 prior or as a condition to exercising any termination right under Article 6 (and pursuing damages after such termination (subject to Section 6.3)).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Mark Tryniski
Name: Mark Tryniski
Title: President & Chief Executive Officer

MERCHANTS BANCSHARES, INC.

By:	/s/ Geoffrey Hesslink
Name: Geoffrey Hesslink
Title: President & Chief Executive Officer

Exhibit A

BANK AGREEMENT AND PLAN OF MERGER

THIS BANK AGREEMENT AND PLAN OF MERGER (this “Bank Plan of Merger”), dated as of [•], 2016, is by and between COMMUNITY BANK, NATIONAL ASSOCIATION, a federally chartered national bank with its main office located at 5790 Widewaters Parkway, DeWitt, New York 13214 (“Community Bank”) and MERCHANTS BANK, a Vermont-chartered commercial bank with its main office located at 275 Kennedy Drive, South Burlington, VT (“Merchants Bank”).

BACKGROUND

A.            Community Bank is a wholly-owned subsidiary of Community Bank System, Inc., a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) (“Community”).  The issued and outstanding capital stock of Community Bank at the date hereof consists of [•] shares of common stock, par value $5.00 per share (“Community Bank Common Stock”).

B.            Merchants Bank is a wholly-owned subsidiary of Merchants Bancshares, Inc., a bank holding company under the BHC Act (“Merchants”).  The authorized capital stock of Merchants Bank consists of 874,576 shares of common stock, par value $5.00 per share (“Merchants Bank Common Stock”), of which [•] shares of Merchants Bank Common Stock are issued and outstanding at the date hereof.

C.            Community and Merchants are parties to an Agreement and Plan of Merger (the “Holding Company Plan of Merger”) dated as of October 22, 2016 providing, among other things, for the merger of Merchants with and into Community, with Community as the resulting entity, and for the merger of Merchants Bank with and into Community Bank, with Community Bank as the resulting entity.  This Bank Plan of Merger is being executed by Community Bank and Merchants Bank pursuant to the Holding Company Plan of Merger.

D.            The respective Boards of Directors and shareholders of Community Bank and Merchants Bank have unanimously adopted resolutions approving this Bank Plan of Merger and authorizing the execution and delivery of this Bank Plan of Merger.  The respective Boards of Directors of Community Bank and Merchants Bank deem the merger of Merchants Bank with and into Community Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective banks and their respective shareholders.

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America and the State of Vermont, Community Bank and Merchants Bank, intending to be legally bound hereby, agree to the following terms:

ARTICLE I

MERGER; BUSINESS

1.1          Merger.  Subject to the terms and conditions of this Bank Plan of Merger and in accordance with the applicable laws and regulations of the United States of America and the State of Vermont, on the Effective Date (as that term is defined in Article V hereof): (i) Merchants Bank shall merge with and into Community Bank; (ii) the separate existence of Merchants Bank shall cease; and (iii) Community Bank shall be the surviving entity and shall continue to operate under the name Community Bank, National Association (such transaction referred to herein as the “Bank Merger,” and Community Bank, as the surviving entity in the Bank Merger, referred to herein as the “Continuing Bank”).

1.2          Business.  The business of the Continuing Bank shall continue to be conducted at Community Bank’s main office, which is located at 5790 Widewaters Parkway, DeWitt, New York 13214, and at its legally established branches.  The main office of Merchants Bank and its other branch offices shall continue as branch offices of the Continuing Bank.

ARTICLE II

CHARTER AND BYLAWS

2.1          On the Effective Date, the Articles of Association and Bylaws of Community Bank shall be the Articles of Association and Bylaws of the Continuing Bank.  No changes to the Articles of Association or Bylaws of the Continuing Bank are being made in connection with the Bank Merger.  A copy of the Articles of Association of Community Bank is attached hereto as Exhibit A.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1          Board of Directors.  On and after the Effective Date, the directors of the Continuing Bank shall consist of the following persons, who shall serve as such until their successors have been elected and qualified:

[Insert name, address, and occupation of each director of Continuing Bank serving until the next annual meeting of the shareholders.]

3.2          Officers.  On and after the Effective Date, the officers of the Continuing Bank shall consist of the following persons:

[Insert name and address of each officer of Continuing Bank.]

ARTICLE IV

CONVERSION OF SHARES

4.1          Capital Stock of Community Bank.  Each share of Community Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on

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and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Continuing Bank.

4.2          Capital Stock of Merchants Bank.  Each share of Merchants Bank Common Stock issued and outstanding immediately prior to the Effective Date, and each share of Merchants Bank Common Stock issued and held in the treasury of Merchants Bank immediately prior to the Effective Date, if any, shall, on the Effective Date, be cancelled, and no cash, stock, or other property shall be delivered in exchange therefor.

4.3          Capital Stock of Continuing Bank.  On the Effective Date, the authorized capital stock of the Continuing Bank shall consist of [•] shares of common stock, par value $5.00 per share, all of which will be issued and outstanding.

ARTICLE V

EFFECTIVE DATE OF THE MERGER

The Bank Merger shall become effective on the date (“Effective Date”) on which the merger of Merchants with and into Community, pursuant to the Holding Company Merger Agreement, shall become effective, which date shall be subsequent to the date on which the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System (or any Federal Reserve Bank acting under a delegation of authority), in each case to the extent required by law, have approved the Bank Merger or waived any applicable approval requirement, and to the date of receipt of any other approvals required to consummate the Bank Merger.

ARTICLE VI

EFFECT OF THE BANK MERGER

On the Effective Date, the separate existence of Merchants Bank shall cease, and all of the property (real, personal and mixed) assets, rights, and powers of Merchants Bank shall transfer to and be vested in, and all liabilities, debts, duties, and obligations of Merchants Bank shall transfer to and be assumed by the Continuing Bank, all without further act or deed, as provided by operation of law under applicable laws and regulations.

ARTICLE VII

CONDITIONS PRECEDENT

The obligations of Community Bank and Merchants Bank to effect the Bank Merger shall be subject to consummation of the merger of Merchants with and into Community as set forth in the Holding Company Plan of Merger.

ARTICLE VIII

TERMINATION

This Bank Plan of Merger shall automatically terminate upon any termination of the Holding Company Plan of Merger.

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ARTICLE IX

MISCELLANEOUS

9.1          Extensions; Waivers.  Each party to this Bank Plan of Merger, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto, and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Bank Plan of Merger.

9.2          Notices.  Any notice or other communication required or permitted under this Bank Plan of Merger shall be given to the parent company of the party to which such notice or communication is given and shall be effective, in accordance with the provisions of Section 7.8 of the Holding Company Plan of Merger.

9.3          Captions.  The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Bank Plan of Merger.

9.4          Counterparts.  This Bank Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.5          Governing Law.  This Bank Plan of Merger shall be governed by, and construed in accordance with, the terms of the Holding Company Plan of Merger and the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the State of New York.

[signature page follows]

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IN WITNESS WHEREOF, Community Bank and Merchants Bank have caused this Bank Agreement and Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first written above.

COMMUNITY BANK, N.A.

By:
Name:
Title:

MERCHANTS BANK

By:
Name:
Title:

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Exhibit B

STOCKHOLDER SUPPORT AGREEMENT SIGNATORIES

Directors

Geoffrey Hesslink

Scott Boardman

Janette Bombardier

Donald Chase

Karen Danaher

Jeffrey Davis

Michael Furlong

Lorilee Lawton

Joseph F. Larkin

Raymond Pecor III

Michael Tuttle

Stockholder

Charles Davis

Exhibit C

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of October 22, 2016 (this “Agreement”), by and between Community Bank System, Inc., a Delaware corporation (“Community”), and the stockholder identified on the signature pages hereto (the “Stockholder”).

WHEREAS, concurrently herewith, Merchants Bancshares, Inc., a Delaware corporation (“Merchants”) and Community are entering into an Agreement and Plan of Merger, dated as of even date herewith (the “Merger Agreement”), pursuant to which Merchants will merge with and into Community on the terms and conditions set forth therein, with Community surviving such merger (the “Merger”) and as provided therein Merchants Bank will merge with and into Community Bank (the “Bank Merger”), and, in connection with the Merger, the shares of common stock, par value $0.01 per share, of Merchants (“Merchants Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares to be cancelled pursuant to Section 2.1(b) of the Merger Agreement and other than any Proposed Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of, and has the sole right to vote and dispose of, the number of shares of Merchants Common Stock set forth on the signature page of the Stockholder hereto (such Merchants Common Stock, together with any other capital stock of Merchants acquired by the Stockholder after the date hereof whether acquired directly or indirectly, upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other securities issued by Merchants that are entitled to vote on the adoption of the Merger Agreement held or acquired by the Stockholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, receiving the Merchants Stockholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Community to enter into the Merger Agreement and incur the obligations therein, Community has required that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.                                           Agreement to Vote, Restrictions on Voting and Dispositions, Revocation of Proxies.

(a)                                 Agreement to Vote Merchants Common Stock.  The Stockholder irrevocably and unconditionally hereby agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of Merchants’ stockholders, however called or in connection with any written consent of Merchants’ stockholders, the Stockholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted all of the Shares beneficially owned by the Stockholder that the Stockholder is entitled to vote as of the relevant time (the “Owned Shares”), (1) in favor of the adoption of the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the stockholders of Merchants by the Board of Directors of Merchants concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or any other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Organizational Documents of Merchants or the Organizational Documents of Merchants Bank), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, or (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in any of the conditions to Community’s obligations under the Merger Agreement not being fulfilled.

(b)                                 Restrictions on Transfers.  The Stockholder hereby agrees that, from the date hereof until the Expiration Time, the Stockholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, tender, exchange, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively, “Transfer”) other than in connection with (i) transfers by will or operation of law or for bona fide estate planning purposes, provided that as a condition to such Transfer, such transferee shall execute an agreement that is identical to this Agreement (except to reflect the change in the identity of the Stockholder) and provided, further, that the assigning Stockholder shall remain jointly and severally liable for the breaches of any of his or her transferees of the terms hereof, (ii) the exercise of any Merchants Stock Options or Merchants Warrants in an amount that is sufficient to satisfy the applicable exercise price or for payment of any tax liability incurred by the Stockholder in connection with such exercise, or (iii) the forfeiture of any Merchants Restricted Shares to Merchants in accordance with the terms of the underlying award agreement or for the payment of any tax liability incurred by the Stockholder in connection with the vesting of any Merchants Restricted Shares.

(c)                                  Transfer of Voting Rights.  The Stockholder hereby agrees that the Stockholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

(d)                                 Acquired Shares.  Any Shares or other voting securities of Merchants with respect to which beneficial ownership is acquired by the Stockholder or his or her affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon

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exercise or conversion of any securities of Merchants, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

(e)                                  Grant of Irrevocable Proxy, Appointment of Proxy.    (i)  THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, COMMUNITY AND ANY DESIGNEE OF COMMUNITY, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES SOLELY AS INDICATED IN SECTION 1.  THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE SHARES (THE STOCKHOLDER REPRESENTING TO COMMUNITY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(ii)                                  The proxy granted in this Section 1(e) shall automatically expire at the Expiration Time.

(f)                                   Inconsistent Agreements.  The Stockholder hereby agrees that he or she shall not enter into any agreement, contract or understanding with any Person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Stockholder’s Shares in any manner which is inconsistent with this Agreement.

Section 2.                                           Representations, Warranties and Covenants of the Stockholder.

(a)                                 Representations and Warranties.  The Stockholder represents and warrants to Community as follows:

(i)                                     Capacity.  The Stockholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement.  No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby.

(ii)                                  Due Execution.  This Agreement has been duly executed and delivered by the Stockholder.

(iii)                               Binding Agreement.  Assuming the due authorization, execution and delivery of this Agreement by Community, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the

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availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(iv)                              Non-Contravention.  The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or to the knowledge of the Stockholder, any statute, rule or regulation to which the Stockholder is subject.  Except as contemplated by this Agreement, the Stockholder (a) has not entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares and (b) has not appointed or granted a proxy or power of attorney with respect to any Shares, in either case, which is inconsistent with the Stockholder’s obligations pursuant to this Agreement.

(v)                                 Ownership of Shares.  Except for restrictions in favor of Community pursuant to this Agreement and restrictions in favor of Merchants with respect to any Merchants Restricted Shares, and except for such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” laws of the various States of the United States, the Stockholder owns, beneficially and of record, all of the Stockholder’s Shares, as applicable, free and clear of any proxy, voting restriction, adverse claim, pledge, security interest, voting trust or agreement, understanding or arrangement, or other encumbrance or lien and has sole voting power and sole power of disposition with respect to the Stockholder’s Shares with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto and no Person other than the Stockholder has any right to direct or approve the voting or disposition of any of the Stockholder’s Owned Shares.  As of the date hereof, the number of Owned Shares equals the number of Shares set forth on the Stockholder’s signature page hereto (inclusive of any Merchants Restricted Shares owned by the Stockholder as set forth on the Stockholder’s signature page hereto), and would include, (i) if exercised, the number of shares of Merchants Common Stock issuable upon the exercise of Merchants Stock Options or Merchants Warrants as set forth on the Stockholder’s signature page hereto and (ii) if settled in Merchants Common Stock, the number of shares of Merchants Common Stock issuable upon the settlement of Merchants Deferred Shares as set forth on the Stockholder’s signature page hereto.

(vi)                              Legal Actions.  As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Stockholder of his or her obligations under this Agreement.

(vii)                           Reliance.  The Stockholder understands and acknowledges that Community is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

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(b)                                 Covenants.  From the date hereof until the Expiration Time:

(i)                                     the Stockholder agrees not to take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by the Stockholder of his or her obligations under this Agreement;

(ii)                                  the Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Community of the number of any new shares of Merchants Common Stock acquired by the Stockholder, if any, after the date hereof.  Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof; and

(iii)                               the Stockholder hereby authorizes Community and Merchants to publish and disclose in any announcement or disclosure required by the SEC and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Stockholder’s identity and ownership of the Owned Shares and the nature of the Stockholder’s obligations under this Agreement.

Section 3.                                           Further Assurances.  From time to time, at the request of Community and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 4.                                           Termination.  Other than with respect to this Section and Section 6, which shall survive any termination of this Agreement, this Agreement will terminate upon the earlier to occur of (A) the consummation of the Merger and (B) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any uncured willful breach of this Agreement occurring prior to such termination.

Section 5.                                           Appraisal Rights.  The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have under applicable law, including Section 262 of the DGCL.

Section 6.                                           Miscellaneous.

(a)                                 Expenses.  All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)                                 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by email, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

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(i)                                  To Community, to:

Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
Attn: General Counsel
Email: Joe.Getman@communitybankna.com
Fax Number: (315) 445-7347

(ii)                               with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attn: Andrew P. Alin
Email: Andrew.Alin@cwt.com
Fax Number: (212) 504-6666

(iii)                               If to the Stockholder, to the address for the Stockholder set forth on the signature pages hereto.

(c)                                  Amendments, Waivers, Etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Community and the Stockholder.

(d)                                 Successors and Assigns.  No party may assign any of its, his or her rights or delegate any of its, his or her obligations under this Agreement without the prior written consent of the other parties, except Community may, without the consent of the Stockholder, assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Community.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.  Notwithstanding any Transfer of Merchants Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of such transferor under this Agreement.

(e)                                  No Third Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except for such rights as may inure to a successor or permitted assignee under Section 6(d).

(f)                                   No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

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(g)                                  Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h)                                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i)                                     Specific Performance; Remedies Cumulative.  The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j)                                    No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his, her or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his, her or its right to exercise any such right, power or remedy or to demand such compliance.

(k)                                 Governing Law; Jurisdiction.

(i)                                     This Agreement and all disputes or controversies arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of another jurisdiction.

(ii)                                  Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matters is vested in the Federal courts, any Federal court located in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions

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contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Court of Chancery or, to the extent required by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, (x) any claim that such party is not personally subject to the jurisdiction of any such court, (y) any claim that such party and such party’s property is immune from any legal process issued by any such court and (z) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party irrevocably consents to service of process in the manner provided for notices in Section 6(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(l)                                     Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(m)                             Drafting and Representation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  No provision of this Agreement will be interpreted for or against any party because that party or his, her or its legal representative drafted the provision.

(n)                                 Name, Captions, Gender.  Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.  Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(o)                                 Capacity.  This Agreement shall only apply to actions taken by the Stockholder in his or her capacity as a stockholder of Merchants and, if applicable, shall not in any way limit or affect actions the Stockholder or any of his or her Representatives may take in such Person’s capacity as a director, officer, or employee of Merchants, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach

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of this Agreement or be construed to prohibit, limit or restrict the Stockholder from exercising the Stockholder’s fiduciary duties as a director or officer of Merchants.

(p)                                 Counterparts.  This Agreement may be executed by facsimile or PDF and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

(q)                                 Definitions.  Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

(r)                                    No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is validly approved by Merchants’ Board of Directors, (ii) the Merger Agreement is executed by all parties thereto, and (iii) this Agreement is executed by all parties hereto.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

COMMUNITY BANK SYSTEM, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO STOCKHOLDER SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

[NAME OF STOCKHOLDER]

By:
Name:
Address:

Shares of Merchants Common Stock: Merchants Stock Options: Merchants Restricted Shares: Merchants Deferred Shares: Merchants Warrants:

[SIGNATURE PAGE TO STOCKHOLDER SUPPORT AGREEMENT]